Exhibit 99.3.1

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

TEB Bancorp, Inc.

Wauwatosa, Wisconsin

As Of:

November 30, 2018

Prepared By:

Keller & Company, Inc.

555 Metro Place North

Suite 524

Dublin, Ohio 43017

(614) 766-1426

KELLER & COMPANY

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426    (614) 766-1459 FAX

December 7, 2018

The Boards of Directors

The Equitable Bank, S.S.B.

TEB Bancorp, Inc.

2290 North Mayfair Road

Wauwatosa, Wisconsin 53226

To the Boards:

We hereby submit an independent appraisal (“Appraisal”) of the pro forma market value of the to-be-issued stock of TEB Bancorp, Inc. (the "Corporation"), which is the mid-tier holding company of The Equitable Bank, S.S.B., Wauwatosa, Wisconsin, (“Equitable” or the "Bank"). Such stock is to be issued in connection with the application by the Corporation to complete a minority stock offering, with TEB MHC, a federally chartered mutual holding company, to own approximately 50.1 percent of the shares of the Corporation, with 49.9 percent of the shares of the Corporation to be offered to the public. This appraisal was prepared and provided to the Corporation in accordance with the appraisal requirements of the Federal Reserve Board.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data and material provided to us by the Corporation, Equitable and the independent auditors, Baker Tilly Virchow Krause, LLP, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of the Corporation and the Bank, with the law firm of Luse Gorman, PC, the Bank’s conversion counsel, and with Baker Tilly Virchow Krause, LLP. Further, we viewed the Corporation’s local economy and primary market area.

Boards of Directors

The Equitable Bank, S.S.B.

TEB Bancorp, Inc.

December 7, 2018

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation's stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Corporation's operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation's appraised value in such appraisal update.

It is our opinion that as of November 30, 2018, the pro forma market value or appraised value of TEB Bancorp, Inc. was $24,000,000 at the midpoint of the valuation range, with a minority public offering of $11,976,000 or 1,197,600 shares at $10 per share, representing 49.9 percent of the total value and $12,024,000 or 1,202,400 shares at $10 per share to be retained by TEB MHC.

Very truly yours,

KELLER & COMPANY, INC.

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

TEB Bancorp, Inc.

Wauwatosa, Wisconsin

As Of:

November 30, 2018

TABLE OF CONTENTS (cont.)

LIST OF EXHIBITS

NUMERICAL
EXHIBITS		PAGE

1	Balance Sheets - At September 30, 2018, June 30, 2018 and at September 30, 2017	77
2	Balance Sheets - At September 30, 2013 through 2016	78
3	Statement of Income for the Twelve Months Ended September 30, 2018, June 30, 2018 and the Year Ended September 30, 2017	79
4	Statements of Income for the Years Ended September 30, 2013 through 2016	80
5	Selected Financial Information	81
6	Income and Expense Trends	82
7	Normalized Earnings Trend	83
8	Performance Indicators	84
9	Volume/Rate Analysis	85
10	Yield and Cost Trends	86
11	Net Economic Value	87
12	Loan Portfolio Composition	88
13	Loan Maturity Schedule	89
14	Delinquent Loans	90
15	Nonperforming Assets	92
16	Classified Assets	93
17	Allowance for Loan Losses	94
18	Investment Portfolio Composition	95
19	Mix of Deposits	96
20	Certificates of Deposit by Maturity	97
21	Borrowed Funds Activity	98
22	Offices of The Equitable Bank, S.S.B.	99
23	Management of the Bank	100
24	Key Demographic Data and Trends	101
25	Key Housing Data	102
26	Major Sources of Employment	103
27	Unemployment Rates	104
28	Market Share of Deposits	105
29	National Interest Rates by Quarter	106

LIST OF EXHIBITS (cont.)

NUMERICAL
EXHIBITS		PAGE

30	Thrift Share Data and Pricing Ratios	107
31	Key Financial Data and Ratios	113
32	Share Data and Pricing Ratios - Mutual Holding Companies	119
33	Key Financial Data and Ratios - Mutual Holding Companies	121
34	Recently Converted Thrift Institutions	123
35	Acquisitions and Pending Acquisitions	124
36	Balance Sheets Parameters - Comparable Group Selection	125
37	Operating Performance and Asset Quality Parameters - Comparable Group Selection	127
38	Balance Sheet Ratios - Final Comparable Group	129
39	Operating Performance and Asset Quality Ratios - Final Comparable Group	130
40	Balance Sheet Totals - Final Comparable Group	131
41	Balance Sheet - Asset Composition Most Recent Quarter	132
42	Balance Sheet - Liability and Equity Most Recent Quarter	133
43	Income and Expense Comparison - Trailing Four Quarters	134
44	Income and Expense Comparison as a Percent of Average Assets	135
45	Yields, Costs and Earnings Ratios - Trailing Four Quarters	136
46	Reserves and Supplemental Data	137
47	Comparable Group Ratios - Full Conversion	138
48	Valuation Analysis and Calculation - Full Conversion	139
49	Pro Forma Effects of Conversion Proceeds - Minimum - Full Conversion	140
50	Pro Forma Effects of Conversion Proceeds - Midpoint - Full Conversion	141
51	Pro Forma Effects of Conversion Proceeds - Maximum - Full Conversion	142
52	Pro Forma Effects of Conversion Proceeds - Maximum, as Adjusted - Full Conversion	143
53	Summary of Valuation Premium or Discount - Full Conversion	144
54	Comparable Group Ratios - Minority Offering	145
55	Valuation Analysis and Calculation - Minority Offering	146
56	Projected Effect of Conversion Proceeds - Minimum - Minority Offering	147
57	Projected Effect of Conversion Proceeds - Midpoint - Minority Offering	148
58	Projected Effect of Conversion Proceeds - Maximum - Minority Offering	149
59	Projected Effect of Conversion Proceeds - Maximum, as adjusted - Minority Offering	150
60	Summary of Valuation of Valuation Premium or Discount - Minority Offering	151

ALPHABETICAL EXHIBITS		PAGE

A	Background and Qualifications	152
B	RB 20 Certification	156
C	Affidavit of Independence	157

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report ("Report") to provide the pro forma market value of the to-be-issued common stock of TEB Bancorp, Inc. (the “Corporation”), which will be formed as a mid-tier holding company to own all of the common stock of The Equitable Bank, S.S.B. (“Equitable” or the “Bank”), Wauwatosa, Wisconsin. Under the Plan of Conversion, the Corporation will be majority owned by TEB MHC, a federally chartered mutual holding company, which will own 50.1 percent of the Corporation. The Corporation will sell to the public 49.9 percent of the appraised value of the Corporation as determined in this Report in a minority stock offering. The shares of common stock are to be issued in connection with the Bank’s Application for Approval of a Minority Stock Offering and Reorganization from a state chartered mutual savings bank to a state chartered stock savings bank as a subsidiary of a mid-tier holding company.

The Application is being filed with the Federal Reserve Board (“FRB”) and the Securities and Exchange Commission ("SEC"). Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank’s management and the Bank’s conversion counsel, Luse Gorman, PC, Washington, D.C.

This conversion appraisal was prepared based on regulatory guidelines entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization," and the Revised Guidelines for Appraisal Reports and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

1

Introduction (cont.)

The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm's-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

As part of our appraisal procedure, we have reviewed the financial statements for the five years ended September 30, 2013, 2014, 2015, 2016 and 2017, audited financial statements for the nine months ended June 30, 2017 and 2018, and unaudited financial statements for the three months ended September 30, 2017 and 2018, and discussed them with Equitable’s management and with Equitable’s independent auditors, Baker Tilly Virchow Krause, LLP, Milwaukee, Wisconsin, for the nine months ended June 30, 2017, and June 30, 2018, and the three months ended September 30, 2017 and 2018, and Cherry Bekaert LLP, Richmond, Virginia, for the years ended September 30, 2013 through 2017. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation's preliminary Form S-1 and the related filings and discussed them with management and with the Bank’s conversion counsel.

To gain insight into the Bank’s local market condition, we have visited Equitable’s market area where its six offices and one loan production office are located. The Bank’s six offices are located in Milwaukee, Racine and Waukesha Counties with its loan production office located in Ozaukee County.

We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to Wisconsin and the United States. We have also examined the competitive market within which Equitable operates, giving consideration to the area's numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

2

Introduction (cont.)

We have given consideration to the market conditions for securities in general and for publicly traded thrift stocks in particular. We have examined the performance of selected publicly traded thrift institutions and compared the performance of Equitable to those selected institutions.

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

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I.	DESCRIPTION OF THE EQUITABLE BANK, S.S.B.

GENERAL

The Equitable Bank, S.S.B. (“Equitable”) was organized in 1927 as a Wisconsin chartered mutual building and loan association with the name, The Equitable Savings Building and Loan Association. The Bank changed its name to The Equitable Bank, S.S.B. and converted to a Wisconsin chartered mutual savings bank in 1993.

Equitable conducts its business from its main office in Wauwatosa and its five branches, one in West Allis, one in Whitefish Bay, one in Hales Corners, one in Waterford, and one in Delafield with four offices in Milwaukee County, one office in Racine County and one office in Waukesha County. The Bank’s primary retail market area is focused on Milwaukee County, extending into Racine and Waukesha Counties. The Bank also has one loan production office in Cedarburg in Ozaukee County.

Equitable’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Bank Insurance Fund ("BIF"). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the "FRB"). Equitable is a member of the Federal Home Loan Bank (the "FHLB") of Chicago and is regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Wisconsin Department of Financial Institutions (“WDFI”). As of September 30, 2018, Equitable had assets of $308,123,266 deposits of $241,825,355 and equity of $13,815,379.

Equitable has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution. Equitable has been involved in the origination of one- to four-family mortgage loans, which represented 55.5 percent of its total loans at September 30, 2018. One- to four-family mortgage loans represented a lesser 53.3 percent of total loans at September 30, 2014. The primary sources of funds for these loans have been retail deposits from residents in its local communities and to a lesser extent, FHLB advances. The Bank is also an originator of multi-family loans, commercial real estate loans, construction loans, commercial business loans and consumer loans. Consumer loans include home equity loans, automobile loans, loans on deposit accounts and other secured and unsecured personal loans.

4

General (cont.)

The Bank had cash and investments of $26.1 million, or 8.5 percent of its assets, excluding FHLB stock which totaled $2,066,000 or 0.7 percent of assets at September 30, 2018. The Bank had no mortgage-backed and related securities at September 30, 2018. Deposits, principal payments, FHLB advances and equity have been the primary sources of funds for the Bank’s lending and investment activities.

The total amount of stock to be sold by the Corporation in the minority stock offering will be $11,976,000 or 1,197,600 shares at $10 per share, representing 49.9 percent of the midpoint fully converted appraised value of $24.0 million. The net conversion proceeds will be $10.6 million, net of conversion expenses of approximately $1,375,000. The actual cash proceeds to the Bank of $9.8 million will represent 92.0 percent of the net conversion proceeds. There will be ESOP. The Bank’s net proceeds will be used to fund new loans and to invest in securities following their initial deployment to short term investments. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversify into other businesses, or for any other purposes authorized by law.

The Bank has experienced a modest deposit decrease over the past four fiscal years, with deposits decreasing 6.1 percent from September 30, 2014, to September 30, 2017, or an average of 2.0 percent per year. From September 30, 2016, to September 30, 2017, deposits decreased by $17.4 million or 6.2 percent, compared to an increase of 5.0 percent in fiscal 2016. For the nine months ended June 30, 2018, deposits decreased a modest 6.2 percent or 8.2 percent on an annualized basis, and then decreased a minimal 1.1 percent for the three months ended September 30, 2018.

5

General (cont.)

The Bank has experienced an increase in its loan portfolio during the past four years and in the most recent twelve months and has focused on monitoring its asset quality position, on controlling its net interest margin and on maintaining a reasonable equity to assets ratio. Equity to assets decreased from 5.31 percent of assets at September 30, 2014, to 4.50 percent at June 30, 2018, and then decreased to 4.48 percent at September 30, 2018.

The primary lending strategy of Equitable has been to focus on the origination of adjustable-rate and fixed-rate one-to four-family mortgage loans, the origination of home equity loans, commercial real estate loans, multi-family loans, and consumer loans, with less activity in construction loans and commercial loans.

The Bank’s share of one- to four-family mortgage loans has increased slightly from 53.3 percent of gross loans at September 30, 2014, to 55.2 percent at June 30, 2018, and then increased to 55.5 percent at September 30, 2018. Multi-family loans increased from 17.3 percent to 26.9 percent, and commercial real estate loans decreased from 16.3 percent of loans to 10.7 percent of loans from September 30, 2014, to September 30, 2018. Construction loans decreased from 6.2 percent of loans to 1.9 percent from September 30, 2014, to September 30, 2018. All types of real estate loans, excluding home equity loans, as a group increased slightly from 93.1 percent of gross loans at September 30, 2014, to 95.0 percent at September 30, 2018. The increase in real estate loans was offset by the Bank’s decreases in combined commercial business loans and consumer loans, including home equity loans. The Bank’s share of consumer loans decreased from a modest 6.5 percent to 4.3 percent during the same time period, and commercial business loans increased from 0.4 percent to 0.7 percent of gross loans.

Management's internal strategy has also included continued emphasis on maintaining an adequate and appropriate level of allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry and also in recognition of the Bank’s significant decreases in nonaccrual loan and nonperforming assets. At September 30, 2014, Equitable had $3,972,000 in its loan loss allowance or 1.53 percent of gross loans, and 53.56 percent of nonperforming loans with the loan loss allowance decreasing to $1,302,000 and representing a lower 0.49 percent of gross loans and a higher 157.37 percent of nonperforming loans at September 30, 2018.

6

General (cont.)

The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with an emphasis on strengthening noninterest income and reducing noninterest expenses. With a primary dependence on net interest margin for earnings, current management will focus on striving to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with controlling the Bank’s interest risk position and continue to pursue reducing noninterest expenses, continue to reduce real estate owned and maintain noninterest income.

7

PERFORMANCE OVERVIEW

The financial position of Equitable at fiscal year end September 30, 2013, through September 30, 2017, at June 30, 2018, and September 30, 2018, is shown in Exhibits 1 and 2, and the earnings performance of Equitable for the fiscal years ended September 30, 2013 through 2017, for the twelve months ended June 30, 2018, and the twelve months ended September 30, 2018, is shown in Exhibits 3 and 4. Exhibit 5 provides selected financial data at September 30, 2014 through 2017 and at June 30, 2018, and September 30, 2018. Equitable has experienced an increase in its loan portfolio, a decrease in its asset base and its cash and investments, and a moderate decrease in its deposits from September 30, 2014 through September 30, 2018. The most recent trend for the Bank from June 30, 2018, to September 30, 2018, was a modest decrease in assets, a modest decrease in cash and investments, a minimal decrease in loans, with a modest decrease in deposits.

With regard to the Bank’s historical financial condition, Equitable has experienced a minimal decrease in assets from September 30, 2014, through September 30, 2018, with a modest increase in loans, a moderate decrease in deposits and a modest decrease in the dollar level of equity.

The Bank witnessed a decrease in assets of $6.6 million or 2.1 percent for the period of September 30, 2014, to September 30, 2018, representing an average annual decrease of 0.4 percent. Over the past three fiscal periods, the Bank experienced its largest dollar increase in assets of $7.6 million in 2016, due primarily to an $11.3 million increase in loans, with a $2.5 million decrease in real estate owned. During the Bank’s current fiscal year of 2018, assets increased $5.6 million or 1.8 percent, compared to an increase of $7.6 million or 2.6 percent in 2016.

Equitable’s net loan portfolio, which includes mortgage loans and nonmortgage loans, increased from $258.9 million at September 30, 2014, to $265.6 million at September 30, 2018, and represented a total increase of $6.7 million, or 2.6 percent. The average annual increase during that period was 0.65 percent. For the period ended June 30, 2018, net loans increased $4.3 million or 1.6 percent to $270.4 million, compared to an increase of $2.9 million or 1.1 percent to $266.1 million in the year ended September 30, 2017.

8

Performance Overview (cont.)

Equitable has obtained funds through deposits and FHLB advances with a moderate use of FHLB advances totaling $44.9 million at September 30, 2018. The Bank’s competitive rates for deposits in its local market in conjunction with its focus on service have been the sources for competing for retail deposits. Deposits decreased $17.4 million or 6.2 percent from

September 30, 2016 to 2017, then decreased $16.0 million or 6.2 percent, representing 8.2 percent, annualized, to $244.5 million at June 30, 2018, from September 30, 2017, and then decreased $2.6 million or 1.1 percent, representing 4.4 percent, annualized, from June 30, 2018, to September 30, 2018.

The Bank witnessed a modest decrease in its dollar equity level from September 30, 2014, to September 30, 2018. At September 30, 2014, the Bank had an equity level of $16.7 million, representing a 5.31 percent equity to assets ratio and decreased to $14.4 million at September 30, 2017, representing a lower 4.67 percent equity to assets ratio. At June 30, 2018, equity was a lower $14.1 million and a lower 4.50 percent of assets, and then decreased slightly to $13.8 million and a slightly lower 4.48 percent at September 30, 2018.

The overall decrease in the equity to assets ratio from September 30, 2014, to September 30, 2018, was impacted by the Bank’s higher losses on real estate owned. The dollar level of equity decreased $2.9 million or 17.4 percent from September 30, 2014, to September 30, 2018, representing an average annual decrease of 4.35 percent.

9

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for Equitable. This table provides key income and expense figures in dollars for the years ended September 30, 2014, 2015, 2016 and 2017, for the nine months ended June 30, 2017 and 2018, and for the three months ended September 30, 2018.

Equitable witnessed a modest decrease in its dollar level of interest income from 2014 to 2017. Interest income was $12.4 million in 2014 and a lower $11.6 million in 2016. Interest income then increased in the year ended September 30, 2017, to $11.7 million or $116,000, compared to a decrease of $266,000 in 2016. In the nine months ended June 30, 2018, interest income was $8.82 million or $11.8 million, annualized, similar to fiscal 2017, and in the three months ended September 30, 2018, interest income was $3.1 million or $12.4 million, annualized, reflecting a modest increase.

The Bank’s interest expense experienced a moderate increase from 2014 to 2017. Interest expense increased from $952,000 in 2014 to $1.2 million in 2016, representing an increase of $213,000 or 22.4 percent. Interest expense then increased by $100,000 or 8.6 percent in 2017 to $1.27 million. In the nine months ended June 30, 2018, interest expense was $1.26 million or a higher $1.67 million, annualized, and was $593,000 in the three months ended September 30, 2018, or a higher $2.37 million, annualized. Such decrease in interest income from 2014 through June 30, 2018, relative to the increase in interest expense, resulted in a modest dollar decrease in annual net interest income and a decrease in net interest margin. In the three months ended September 30, 2018, interest income increased but was more than offset by the rise in interest expense, resulting in a continued decrease in net interest margin. Net interest income decreased in the year ended September 30, 2016, to $10,444,000, then increased to $10,461,000 in 2017 and then decreased to $7,565,000 in the nine months ended June 30, 2018, or $10,086,000, annualized, and decreased further in the three months ended September 30, 2018, to $2,513,000 or $10,052,000, annualized.

10

Income and Expense (cont.)

The Bank has made provisions for loan losses in three of the past five years of 2014 through 2018, with no provisions in the three months ended September 30, 2018. The amounts of those provisions were determined in recognition of the Bank’s levels of loans, nonperforming assets, charge-offs and repossessed assets. The loan loss provisions were $2,067,000 in 2014, $2,125,000 in 2016, and $425,000 in the nine months ended June 30, 2018. The impact of these loan loss provisions has been to provide Equitable with a general valuation allowance of $1,302,000 at September 30, 2018, or 0.49 percent of gross loans and 157.37 percent of nonperforming loans.

Total other income or noninterest income indicated a minimal decrease in dollars from 2014 to 2017, a decrease in the nine months ended June 30, 2018, and an increase in the three months ended September 30, 2018. Noninterest income was $2,626,000 or 0.83 percent of assets in 2014 and a higher $3,214,000 in 2016 or 1.07 percent of assets. In the year ended September 30, 2017, noninterest income was a lower $2,623,000, representing 0.85 percent of assets. In the nine months ended June 30, 2018, noninterest income was $1,895,000 or 0.60 percent of assets, on an annualized basis, and in the three months ended September 30, 2018, noninterest income was $600,000 or $2,400,000 on an annualized basis, representing 0.78 percent of assets. Noninterest income consists primarily of gains and losses on the sale of loans, servicing fees on loans, service charges and other income.

The Bank’s general and administrative expenses or noninterest expenses decreased from $16.86 million for the year of 2014 to $13.43 million for the year ended September 30, 2016, representing a decrease of 20.3 percent, then decreased to $12.87 million for the year ended September 30, 2017, or a 4.2 percent decrease, then increased to $10.06 million or $13.41 million, annualized, for the nine months ended June 30, 2018, and then increased to $3.25 million or $13.0 million, annualized, for the three months ended September 30, 2018. On a percent of average assets basis, operating expenses decreased from 5.22 percent of average assets for the year ended September 30, 2014, to 4.48 percent for the year ended September 30, 2016, then decreased to 4.26 percent for the year ended September 30, 2017, and then increased to 4.48 percent for the nine months ended June 30, 2018, annualized, and then decreased to 4.25 percent for the three months ended September 30, 2018, annualized.

11

Income and Expense (cont.)

The net earnings position of Equitable has indicated volatility from 2014 through 2018. The annual net income (loss) figures for the years of 2014, 2015, 2016 and 2017 were $(4,854,000), $(608,000), $(1,674,000) and $212,000, respectively, $(602,000) for the nine months ended June 30, 2018, and $(141,000) for the three months ended September 30, 2018, representing returns on average assets of (1.51) percent, (0.20) percent, (0.56) percent and 0.07 percent for fiscal years 2014, 2015, 2016 and 2017, respectively, (0.27) percent for the nine months ended June 30, 2018, annualized, and (0.18) percent for the three months ended September 30, 2018, annualized.

Exhibit 7 provides the Bank’s normalized earnings or core earnings for the twelve months ended September 30, 2018. The Bank’s normalized earnings typically eliminate any nonrecurring income and expense items. There were two expense adjustments, resulting in the normalized income being better than actual earnings for the twelve months ended September 30, 2018, and equal to $(84,000). The core income adjustments were a reduction in provision for loan losses of $425,000 and a reduction in real estate owned losses of $234,000.

The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank’s return on average assets changed from (1.51) percent in 2014, to (0.20 percent in 2015, to (0.56) in 2016, to 0.07 percent in 2017, to (0.27) percent in the nine months ended June 30, 2018, and then to (0.18) percent in the three months ended September 30, 2018.

12

Income and Expense (cont.)

The Bank’s net interest rate spread decreased from 4.07 percent in 2014 to 3.70 percent in 2016, then decreased to 3.67 percent in 2017, then decreased to 3.57 percent in the nine months ended June 30, 2018, and then decreased to 3.46 percent in the three months ended September 30, 2018. The Bank’s net interest margin indicated a somewhat similar trend, decreasing from 4.07 percent in 2014 to 3.73 percent in 2016, then decreased to 3.70 percent in 2017, decreased to 3.61 percent in the nine months ended June 30, 2018, and then decreased to 3.51 percent in the three months ended September 30, 2018. Equitable’s net interest rate spread decreased 37 basis points from 2014 to 2016, then decreased 3 basis points in 2017, then decreased 10 basis points in the next three quarters ended June 30, 2018, and decreased 11 basis points in the next quarter ended September 30, 2018. The Bank’s net interest margin followed a similar overall trend, decreasing 34 basis points from 2014 to 2016, then decreasing 3 basis points from 2016 to 2017, then decreasing 9 basis points in the next three quarters ended June 30, 2018, and then decreasing 10 basis points in the next quarter end September 30, 2018.

The Bank’s return on average equity improved from 2014 to 2017, then decreased in the nine months ended June 30, 2018, and then improved in the three months ended September 30, 2018. The return on average equity increased from (22.96) percent in 2014, to (10.54) percent in 2016, then increased to 1.60 percent in 2017, then decreased to (5.72) percent in the nine months ended June 30, 2018, and then improved to (3.98) percent in the three months ended September 30, 2018.

Equitable’s ratio of average interest-earning assets to interest-bearing liabilities increased modestly from 101.07 percent at September 30, 2014, to 106.34 percent at September 30, 2016, then increased to 106.38 percent at September 30, 2017, and then decreased slightly to 106.10 percent at June 30, 2018, and increased to 106.33 percent at September 30, 2018. The Bank’s overall increase in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s decrease in its interest-bearing liabilities.

13

Income and Expense (cont.)

The Bank’s ratio of noninterest expenses to average assets decreased from 5.28 percent in 2014 to 4.47 percent in 2016, then decreased to 4.26 percent in 2017, then increased to 4.48 percent in the nine months ended June 30, 2018, and then decreased to 4.25 percent in the three months ended September 30, 2018. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the "efficiency ratio." The industry norm is 56.1 percent for all thrifts and 71.3 percent for thrifts with assets of $100.0 million to $1.0 billion, with the lower the ratio indicating higher efficiency. The Bank has been characterized with a lower level of efficiency historically reflected in its higher efficiency ratio, which decreased from 119.60 percent in 2014 to 98.33 percent in 2016, increased to 98.38 percent in 2017, then increased to 106.39 percent in the nine months ended June 30, 2018, and decreased to 104.52 percent in the three months ended September 30, 2018.

Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming loans to total loans is a key indicator of asset quality. Equitable witnessed a significant decrease in its nonperforming loans ratio from September 30, 2014 to September 30, 2018, and the ending ratio is modestly below the industry norm. Nonperforming loans, by definition, consist of loans delinquent 90 days or more, troubled debt restructurings that have not been performing for at least three months, and nonaccruing loans. Equitable’s nonperforming loans consisted of nonaccrual loans, loans accruing but 90 days past due, with no nonaccruing troubled debt restructured loans. The ratio of nonperforming loans to total loans was 0.28 percent at September 30, 2018, decreasing from 0.55 percent at June 30, 2018, and decreasing from 2.89 percent at September 30, 2014.

Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and also to nonperforming loans. The Bank’s allowance for loan losses was 1.55 percent of loans at September 30, 2014, increased to 1.77 percent at September 30, 2016, then decreased to 0.72 percent of loans at September 30, 2017, and then decreased to 0.49 percent at September 30, 2018. As a percentage of nonperforming loans, Equitable’s allowance for loan losses to nonperforming loans was 53.55 percent at September 30, 2014, a slightly higher 57.48 percent at September 30, 2016, a higher 91.69 percent at June 30, 2018, and a higher 157.44 percent at September 30, 2018.

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Income and Expense (cont.)

Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal year ended September 30, 2017, for the nine months ended June 30, 2018, and for the three months ended September 30, 2018. For the year ended September 30, 2017, net interest income increased $15,000, due to an increase in interest income of $116,000, decreased by a $101,000 increase in interest expense. The increase in interest income was due to an increase due to volume of $216,000, reduced by a decrease due to rate of $100,000. The increase in interest expense was due to an $85,000 increase due to rate, accented by a $16,000 increase due to volume.

For the nine months ended June 30, 2018, net interest income decreased $258,000, due to an increase in interest income of $62,000, reduced by an increase in interest expense of $320,000. The increase in interest income was due to a decrease due to volume of $78,000, offset by an increase due to rate of $140,000. The increase in interest expense was due to an increase due to volume of $135,000, accented by an increase due to rate of $185,000.

For the three months ended September 30, 2018, net interest income decreased $104,000, due to an increase in interest income of $160,000, reduced by an increase in interest expense of $264,000. The increase in interest income was due to an increase in interest expenses of $264,000. The increase in interest income was due to an increase due to volume of $79,000, accented by an increase due to rate of $81,000. The increase in interest expense was due to an increase due to volume of $96,000, accented by an increase due to rate of $168,000.

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YIELDS AND COSTS

The overview of yield and cost trends for the years ended September 30, 2016 and 2017, for the nine months ended June 30, 2017 and 2018, for the three months ended September 30, 2017 and 2018, and at September 30, 2018, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

Equitable’s weighted average yield on its loan portfolio decreased 5 basis points from fiscal year 2016 to 2017, from 4.37 percent to 4.32 percent, then increased 2 basis points to 4.34 percent for the nine months ended June 30, 2018, and then increased 12 basis points to 4.46 percent for the three months ended September 30, 2018. The yield on investment securities increased from 2.64 percent to 2.65 percent from 2016 to 2017 or 1 basis point, then increased to 2.79 percent in the nine months ended June 30, 2018, and then increased to 2.81 percent in the three months ended September 30, 2018. The yield on other interest-earning assets increased from 0.80 percent to 1.13 percent from 2016 to 2017 or 33 basis points, then increased to 2.79 percent in the nine months ended June 30, 2018, and then increased to 4.43 percent in the three months ended September 30, 2018. The combined weighted average yield on all interest-earning assets remained at 4.15 percent in fiscal year 2016 and 2017, then increased 5 basis points to 4.21 percent in the nine months ended June 30, 2018, and then increased to 4.34 percent in the three months ended September 30, 2018. At September 30, 2018, the yield on earnings assets was a higher 4.29 percent.

Equitable’s weighted average cost of interest-bearing liabilities increased 4 basis points to 0.48 percent from fiscal year 2016 to 2017, which was more than the Bank’s zero basis point change in yield, resulting in a decrease in the Bank’s net interest rate spread of 4 basis points from 3.71 percent to 3.67 percent from 2016 to 2017. The Bank’s cost of interest-bearing liabilities then increased 16 basis points to 0.64 percent, which was more than the Bank’s 6 basis point increase in yield, resulting in a decrease in the Bank’s net interest rate spread. The Bank’s interest rate spread decreased 11 basis points in the nine months ended June 30, 2018, to 3.57 percent. The Bank’s cost of interest-bearing liabilities then increased 24 basis points to 0.88 percent, which was more than the Bank’s 13 basis point increase in yield, resulting in a decrease in the Bank’s net interest spread of 11 basis points to 3.46 percent. The Bank’s net interest margin decreased from 3.74 percent in 2016 to 3.71 percent in fiscal year 2017, representing a decrease of 3 basis points, then decreased to 3.61 percent in the nine months ended June 30, 2018, and then decreased to 3.51 percent in the three months ended September 30, 2018. The Bank’s net interest rate spread was a lower 3.43 percent at September 30, 2018.

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Yields and Costs (cont.)

The Bank’s ratio of average interest-earning assets to interest-bearing liabilities was 106.18 percent for the year ended September 30, 2016, and a similar 106.15 percent for the year ended September 30, 2017, then decreased to 106.10 percent at June 30, 2018, and then increased to 106.33 percent at September 30, 2018.

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INTEREST RATE SENSITIVITY

Equitable has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of interest rate risk exposure by maintaining higher shares of adjustable-rate residential mortgage loans, commercial real estate loans and multi-family loans and adjustable-rate home equity loans to offset its moderate share of fixed-rate residential mortgage loans. Equitable recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and economic value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in economic value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to reduce their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance. Equitable has responded to the interest rate sensitivity issue by maintaining a higher share of adjustable-rate one to four family loans.

The Bank measures its interest rate risk through the use of its net economic value (“NEV”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts. The NEV for the Bank is calculated on a quarterly basis by an outside firm, showing the Bank’s NEV to asset ratio, the dollar change in NEV, and the change in the NEV ratio for the Bank under rising and falling interest rates. Such changes in NEV ratio under changing rates are reflective of the Bank’s interest rate risk exposure.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, sale of fixed-rate loans, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

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Interest Rate Sensitivity (cont.)

Exhibit 10 provides the Bank’s NEV levels and ratios as of August 31, 2018, based on the most recent calculations and reflects the changes in the Bank’s NEV levels under rising and declining interest rates.

The Bank’s change in its NEV level at August 31, 2018, based on a rise in interest rates of 200 basis points was an 11.40 percent decrease, representing a dollar decrease in equity value of $3,660,000. In contrast, based on a decline in interest rates of 200 basis points, the Bank’s NEV level was estimated to decrease 8.45 percent or $2,711,000 at August 31, 2018. The Bank’s exposure increases to a 32.75 percent decrease under a 400 basis point rise in rates, representing a dollar decrease in equity of $10,509,000. The Bank’s exposure, based on a 400 basis point decrease in interest rates, is an increase of 5.87 percent or $1,884,000.

The Bank’s post shock NEV ratio based on a 200 basis point rise in interest rates is 10.09 percent and indicates a 58 basis point decrease from its 10.66 percent based on no change in interest rates.

The Bank is aware of its interest rate risk exposure under rapidly rising rates and falling rates. Due to Equitable’s recognition of the need to control its interest rate exposure, the Bank has been active in the origination of adjustable-rate loans. The Bank plans to increase its lending activity in the future and continue to maintain its higher share of adjustable-rate loans. The Bank will also continue to focus on strengthening its NEV ratio, recognizing the planned conversion and minority stock offering will strengthen the Bank’s equity level and NEV ratio, based on any change in interest rates.

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LENDING ACTIVITIES

Equitable has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, multi-family loans, commercial real estate loans, consumer and home equity loans, commercial business loans and construction loans. Exhibit 12 provides a summary of Equitable’s loan portfolio by loan type at September 30, 2014 through 2017, and at June 30, 2018, and at September 30, 2018.

The primary loan type for Equitable has been residential loans secured by one- to four-family dwellings, representing a strong 55.5 percent of the Bank’s gross loans as of September 30, 2018. This share of loans has seen a slight increase from 53.3 percent at September 30, 2014. The second largest real estate loan type as of June 30, 2018, was multi-family loans, which comprised a strong 26.9 percent of gross loans at September 30, 2018, compared to 17.3 percent as of September 30, 2014. The third largest real estate loan type was commercial real estate loans, which comprised a moderate 10.7 percent of gross loans at September 30, 2018, compared to a larger 16.3 percent at September 30, 2014. The fourth largest real estate loan category was construction loans, which represented 1.9 percent of gross loans at September 30, 2018, and a larger 6.2 percent at September 30, 2014. These four real estate loan categories represented a strong 95.0 percent of gross loans at September 30, 2018, compared to a similar 93.1 percent of gross loans at September 30, 2014.

The Bank had a minimal 0.7 percent of loans in commercial business loans at September 30, 2018, up from 0.4 at September 30, 2014. The consumer loan category, which includes home equity loans and lines of credit, was the fourth largest loan category at September 30, 2018, and represented a modest 4.3 percent of gross loans compared to 6.5 percent at September 30, 2014. Consumer loans were also the fourth largest loan category at September 30, 2014. The Bank’s consumer loans include home equity loans and lines of credit, savings account loans, automobile loans, and other secured and unsecured loans. The overall mix of loans has witnessed moderate changes from September 30, 2014, to September 30, 2018, with the Bank having increased its shares of one- to four-family loans and multi-family loans, offset by decreases in its shares of commercial real estate loans and construction loans.

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Lending Activities (cont.)

The emphasis of Equitable’s lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located primarily in Milwaukee, Racine and Waukesha Counties and to a lesser extent in the adjacent Ozaukee County. At September 30, 2018, 55.5 percent of Equitable’s gross loans consisted of loans secured by one- to four-family residential properties, both owner-occupied and nonowner-occupied, excluding construction loans.

The Bank offers several types of adjustable-rate mortgage loans ("ARMs"), with adjustment periods ranging from one year to ten years. The interest rates on ARMs are generally indexed to the one-year LIBOR. ARMs have a maximum rate adjustment of 2.0 percent at each adjustment period and 6.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index, the one-year LIBOR. The Bank normally retains the ARMs which it originates. The majority of ARMs have terms of up to 30 years, which is the maximum term offered, with the Bank having an introductory rate period of 10 years.

The Bank’s other key one- to four-family mortgage loan product is a fixed-rate one- to four-family mortgage loan with Equitable’s fixed-rate mortgage loans having terms of up to 30 years. The majority of fixed-rate one- to four-family mortgage loans have a term of 30 years. The Bank’s fixed-rate residential mortgage loans normally conform to Freddie Mac or Fannie Mae underwriting standards. The Bank also originates conforming “jumbo loans” which are residential mortgage loans. The Bank normally sells its jumbo fixed-rate residential mortgage loans in the secondary market, with the Bank selling these loans servicing released.

The Bank’s one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain “due on sale” clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

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Lending Activities (cont.)

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at Equitable, even though the Bank is permitted to make loans up to a 97.0 percent loan-to-value ratio. While the Bank does make loans up to 97.0 percent of loan-to-value, the Bank requires private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio for fixed-rate residential loans and adjustable-rate residential loans. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate mortgage loans in the event the borrower transfers ownership. The Bank also requires an escrow account for insurance and taxes on residential mortgage loans with a loan-to-value ratio in excess of 80.0 percent.

Equitable has also been an originator of balloon multi-family loans and commercial real estate loans in the past and will continue to make multi-family and commercial real estate loans. The Bank’s multi-family loans have a fixed-rate for up to seven years with an amortization term up to 25 years on a normal basis. Commercial real estate loans are also balloon loans with an initial term of three, five or seven years and a 25-year amortization period. The Bank had a total of $71.1 million in multi-family loans and $28.3 million in commercial real estate loans at September 30, 2018, or a combined 37.6 percent of gross loans, compared to a lesser 33.6 percent of gross loans at September 30, 2014.

The major portion of commercial real estate and multi-family loans are secured by apartment buildings, small retail establishments, office buildings, and other owner-occupied properties used for business. The maximum loan-to-value ratio is normally 75.0 percent for both multi-family loans and commercial real estate loans.

The Bank also originates construction and land development loans. The Bank had $5.0 million or 1.9 percent of gross loans in construction and development loans at September 30, 2018. The maximum loan-to-value ratio is 70.0 percent of the contract price or completed appraised value, whichever is less.

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Lending Activities (cont.)

The Bank has not been relatively active in home equity loans or lines of credit, which totaled $11.0 million or 4.2 percent of gross loans at September 30, 2018. The interest rate for home equity lines of credit is tied to the prevailing prime interest rate as reported in the Wall Street Journal. Home equity loans or lines of credit are generally 10-year balloon loans with a loan-to-value ratio of up to 80.0 percent.

Equitable is also an originator of commercial business loans, which represented a minimal 0.7 percent of loans at September 30, 2018. The Bank had $1.1 million in commercial business loans at September 30, 2014, or 0.4 percent of loans. These loans are normally adjustable-rate and indexed to the Wall Street Journal prime rate or fixed-rate with a term of one to seven years.

Exhibit 13 provides a loan maturity schedule and breakdown and a summary of Equitable’s fixed- and adjustable-rate loans, indicating a majority of adjustable-rate loans. At June 30, 2018, 42.3 percent of the Bank’s loans due after June 30, 2019, were fixed-rate and 57.7 percent were adjustable-rate. At June 30, 2018, the Bank had 30.1 percent of its loans due on or before June 30, 2023, or in five years or less. The Bank had a larger 69.9 percent of its loans with a maturity of more than five years.

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NONPERFORMING ASSETS

Equitable understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with higher levels of nonperforming assets in the past and have been forced to recognize significant losses, setting aside major valuation allowances.

A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including commercial real estate loans and multi-family loans and nonowner-occupied single-family loans. Equitable has a higher level of nonperforming assets, with nonperforming assets having decreased significantly since 2014.

Exhibit 14 provides a summary of Equitable’s delinquent loans at September 30, 2014 2015, 2016 and 2017, at June 30, 2018, and at September 30, 2018, indicating an overall decrease in the dollar amount of delinquent loans from September 30, 2014, to September 30, 2018. The Bank had $1,739,000 in loans delinquent 30 to 89 days at September 30, 2018. Loans delinquent 90 days or more totaled $827,000 at September 30, 2018, with these categories representing 0.98 percent of net loans, with most of them one- to four-family real estate loans. At September 30, 2014, delinquent loans of 30 to 89 days totaled $2,700,000 or 1.05 percent of net loans and loans delinquent 90 days or more totaled $7,416,000 or 2.86 percent of net loans for a combined total of $10,116,000 and a higher share of 3.91 percent of net loans, compared to a lower $2,566,000 and a lower 0.98 percent of net loans at September 30, 2018.

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Nonperforming Assets (cont.)

It is normal procedure for Equitable’s board to review loans delinquent 90 days or more on a monthly basis, to assess their collectibility and possibly commence foreclosure proceedings. When a loan is delinquent 15 days, the Bank sends a late notice to the borrower and also contact the borrower by a phone call. After 90 days delinquency, a demand letter is sent. When the loan becomes delinquent 90 days, the Bank considers the loan in default and it is placed on nonaccrual status. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan, the extent of the delinquency and the borrower’s ability and willingness to cooperate in curing the delinquency. The Bank generally initiates foreclosure when a loan has been delinquent 90 days and no workout agreement has been reached.

Exhibit 15 provides a summary of Equitable’s nonperforming assets at September 30, 2014, 2015, 2016 and 2017, at June 30, 2018, and at September 30, 2018. Nonperforming assets, by definition, include loans 90 days or more past due, nonaccruing loans, troubled debt restructurings that have not performed, and repossessed assets. The Bank carried a much lower dollar level of nonperforming assets at September 30, 2018, relative to September 30, 2014. Equitable’s level of nonperforming assets was $19,730,000 at September 30, 2014, and a lower $5,039,000 at September 30, 2018, which represented 6.27 percent of assets in 2014 and 1.64 percent September 30, 2018. The Bank’s nonperforming assets included $6,044,000 in nonaccrual loans, $1,428,000 in loans 90 days or more past due and $13,686,000 in real estate owned for a total of $19,730,000 at September 30, 2014. At June 30, 2018, nonperforming assets were a lower $5,039,000 or a lower 1.64 percent of assets and included $827,000 in nonaccrual loans, $4,212,000 in real estate owned, with no loans 90 days or more past due.

Equitable’s levels of nonperforming assets were lower than its levels of classified assets. The Bank’s ratios of classified assets to assets, excluding special mention assets, were 2.63 percent of assets at September 30, 2017, and a lower 1.85 percent at September 30, 2018 (reference Exhibit 16). The Bank’s classified assets consisted of $5,573,000 in substandard assets, with no assets classified as doubtful and $140,000 in assets classified as loss at September 30, 2018. The Bank had $8,076,000 in assets classified as substandard, no assets classified as doubtful, and $200,000 in assets classified as loss at September 30, 2017.

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Nonperforming Assets (cont.)

Exhibit 17 shows Equitable’s allowance for loan losses at September 30, 2014, 2015, 2016 and 2017, at June 30, 2018, and at September 30, 2018, indicating the activity and the resultant balances. Equitable has witnessed a moderate decrease in its balance of allowance for loan losses from $3,972,000 at September 30, 2014, to $1,302,000 at September 30, 2018, in response to its significant decrease in its nonperforming assets. The Bank had provisions for loan losses of $2,067,000 in 2014, $2,125,000 in 2016, $425,000 in the nine months ended June 30, 2018, and none in the three months ended September 30, 2018.

The Bank had total charge-offs of $2,419,000 in 2014, $1,444,000 in 2015, $414,000 in 2016, $2,675,000 in 2017, $1,035,000 in the nine months ended June 30, 2018, and $33,000 in the three months ended September 30, 2018, with total recoveries of $248,000 in 2014, $59,000 in 2015, $185,000 in 2016, $72,000 in 2017, $55,000 in the nine months ended June 30, 2018, and $10,000 in the three months ended September 30, 2018. The Bank’s ratio of allowance for loan losses to gross loans was 1.53 percent at September 30, 2014, a lower 0.71 percent at September 30, 2017, and a lower 0.49 percent at September 30, 2018. Allowance for loan losses to nonperforming loans was 65.71 percent at September 30, 2014, and a higher 106.47 percent at September 30, 2017, and then a higher 157.37 percent at September 30, 2018.

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INVESTMENTS

The investment and securities portfolio, including certificates of deposit, has been comprised of commercial paper, municipal securities, interest-bearing deposits and mortgage-backed securities. Exhibit 18 provides a summary of Equitable’s investment portfolio at September 30, 2016 , 2017, at June 30, 2018, and at September 30, 2018, excluding FHLB stock. Investment securities totaled $20.9 million at September 30, 2018, based on fair value, compared to $23.6 million at September 30, 2016. The Bank had $21.5 million in municipal securities at September 30, 2016, and $19.4 million at September 30, 2018. Municipal securities represented the largest category of the Bank’s investments at September 30, 2018, comprising 93.1 percent of investments, followed by commercial paper. In 2016, municipal securities was also the largest investment category, representing 91.4 percent of investments, followed by commercial paper.

The second key component of investments at September 30, 2018, was commercial paper, totaling $1.1 million and representing 5.4 percent of total investments, excluding FHLB stock, compared to $2.0 million and a larger 8.5 percent at September 30, 2016. The Bank had $2,065,500 in FHLB stock at September 30, 2018. The weighted average yield on investment securities was 2.81 percent for the three months ended September 30, 2018, and a lesser 2.64 percent in 2016.

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DEPOSIT ACTIVITIES

The mix of deposits by amount at September 30, 2016 and 2017, at June 30, 2018, and at September 30, 2018, is provided in Exhibit 19. There has been a moderate decrease in total deposits and a modest change in the deposit mix during this period. Total deposits have decreased from $277.9 million at September 30, 2016, to $241.8 million at September 30, 2018, representing a decrease of $36.1 million or 13.0 percent. Certificates of deposit have decreased from $126.8 million at September 30, 2016, to $94.9 million at September 30, 2018, representing a decrease of $31.9 million or 25.2 percent, while savings, transaction and MMDA accounts have decreased $4.2 million from $151.1 million at September 30, 2016, to $146.9 million at September 30, 2018, or 2.8 percent.

Exhibit 20 provides a breakdown of the Bank’s certificates of deposits in amounts of $250,000 or more by maturity at September 30, 2018. The largest category of these certificates based on maturity is certificates with a maturity of over one year, which represented a strong 62.9 percent of these certificates followed by certificates with a maturity of six months to twelve months, which represented a moderate 24.8 percent of certificates.

BORROWINGS

Equitable has made moderate use of FHLB advances (reference Exhibit 21) in each of the years ended September 30, 2016 and 2017, in the nine months ended June 30, 2018, and in the three months ended September 30, 2018. The Bank had total FHLB advances of $44.9 million at September 30, 2018, with a weighted cost of 2.23 percent during the period and a balance of a much lower $500,000 at September 30, 2016, with a weighted cost of a lower 0.42 percent during the period.

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SUBSIDIARIES

Equitable has two wholly owned subsidiaries, Equitable Investment Corp. and Savings Financial Corporation. Equitable Investment Corp. is a Nevada corporation that holds all of the investment securities of Equitable, and Savings Financial Corporation is an inactive corporation that previously originated indirect automobile loans.

OFFICE PROPERTIES

Equitable had six offices at September 30, 2018, its main office in Wauwatosa and branches in West Allis, Whitefish Bay, Hales Corner, Waterford and Delafield (reference Exhibit 23). The Bank owns all of its offices except its branch in Whitefish Bay. The Bank also has a mortgage lending office in Cedarburg which it leases. At September 30, 2018, the Bank’s total investment in fixed assets, based on depreciated cost, was $8.2 million or 2.68 percent of assets.

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MANAGEMENT

Mr. John P. Matter has served as president and chief executive officer of The Equitable Bank since 2004 and has also served as vice chairman since 2005. He started his banking career in 1976 and joined The Equitable Bank in 1980. Mr. Matter is chairman of the Wisconsin Humane Society and is chair of the St. Joseph & Elmbrook Memorial Hospital Foundations. He has been involved in numerous civic organizations, including This Time Tomorrow Foundation Board, Brookfield Kiwanis Club, Sharon Lynne Wilson Center, Waukesha Community Foundation Board, Prevent Blindness Wisconsin, American Diabetes Association ad the Board of the Wisconsin Bankers Association. Mr. Matter’s positions as president and chief executive officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full board of directors, and alignment on corporate strategy.

Ms. Jennifer L. Provancher is the executive vice president, chief operating officer and chief financial officer of The Equitable bank, where she has worked since 1991. Ms. Provancher held various positions at other financial institutions in Milwaukee, beginning in 1983, and was also an audit senior at Ernst & Young, located in Milwaukee, Wisconsin. Ms. Provancher has served on the board of the Wisconsin Club, where she is currently a member of the finance committee. She is a long-time member and past president of the Milwaukee Chapter of the Financial Managers Society and served as treasurer of the Exchange Club of Milwaukee. Ms. Provancher’s experience in banking and as a certified public accountant provides the board with insights into risk assessment, financial matters, and internal control expertise.

Mr. William A. Behm joined The Equitable Bank in 2008 as a review credit analyst and was named chief credit officer in 2014. Mr. Behm has over sixteen years of banking experience and was previously a small business loan underwriter with U.S. Bank, Brookfield, Wisconsin, prior to joining The Equitable Bank. Mr. Behm is also a graduate of the Graduate School of Banking, University of Wisconsin-Madison.

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II.	DESCRIPTION OF PRIMARY MARKET AREA

Equitable's market area is focused on Milwaukee, Racine and Waukesha Counties, Wisconsin. Exhibit 25 shows the trends in population, households and income for Milwaukee County, Racine County and Waukesha County, Wisconsin and the United States. Milwaukee County’s population increased by 0.8 percent from 2000 to 2010, Racine County’s population increased by 3.5 percent and Waukesha County’s population increased by 8.1 percent, while Wisconsin’s and the United States’ population levels increased by 6.0 percent and 9.7 percent, respectively, during the same time period. Through 2023, population is projected to increase by 0.4 percent, 0.5 percent, 4.7 percent, 3.3 percent and 10.0 percent in Milwaukee, Racine and Waukesha Counties, Wisconsin and the United States respectively.

More important is the trend in households. Milwaukee County experienced a 1.6 percent increase in households from 2000 through 2010, compared to increases of 6.8 percent in Racine County, 12.9 percent in Waukesha County, 9.4 percent in Wisconsin and 10.7 percent in the United States. All areas are projected to increase in number of households from 2010 through 2023, by 1.2 percent in Milwaukee County, by 2.8 percent in Racine County, by 7.9 percent in Warren County, as well as Wisconsin and the United States by 5.5 percent and 10.0 percent, respectively.

Milwaukee County had the lowest level of per capita income in both 2000 and 2010, while Waukesha County maintained the highest per capita income level in both years. Per capita income increased in all areas from 2000 to 2010. Milwaukee County’s per capita income increased to $24,254, Racine County’s per capita income level increased to $27,292 and Waukesha County’s per capita income level increased to $37,282. Wisconsin’s per capita income level increased to $27,192 and the United States’ increased to $26,059. In 2000, median household income in the three counties were $38,100 in Milwaukee County, $48,059 in Racine County and $62,839 in Waukesha County, with Wisconsin at $43,791 and the United States with a median household income of $41,994. Median household income increased from 2000 to 2010 by 14.4 percent, 14.2 percent, 20.4 percent, 19.6 percent and 19.2 percent to $43,599, $54,900, $75,689, $52,374, and $50,046 in Milwaukee County, Racine County, Waukesha County, Wisconsin and the United States, respectively. All areas are also projected to show increases in their median household income levels from 2010 through 2023. The median household income levels in Milwaukee, Racine and Waukesha Counties, Wisconsin and the United States are projected to increase by 23.3 percent, 27.3 percent, 22.0 percent, 26.2 percent and 24.0 percent, respectively, to $53,746, $69,891, $92,331, $66,088 and $62,044, respectively, from 2010 to 2023.

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Description of Primary Market Area (cont.)

Exhibit 26 provides a summary of key housing data for Milwaukee, Racine and Waukesha Counties, Wisconsin and the United States. In 2000, Milwaukee County had the lowest rate of owner-occupancy at 52.6 percent, lower than Racine County at 70.6 percent, Waukesha County at 76.4 percent, Wisconsin at 68.4 percent and the United States at 66.2 percent. As a result, Milwaukee County supported the highest rate of renter-occupied housing at 47.4 percent, compared to 29.4 percent in Racine County, 23.6 percent in Waukesha County, 31.6 percent in Wisconsin and 33.8 percent in the United States. In 2010, owner-occupied housing decreased slightly in Milwaukee County to 51.3 percent, decreased slightly in Racine County to 69.9 percent, increased slightly in Waukesha County to 76.8 percent, decreased in Wisconsin to 68.1 percent and decreased in the United States to 65.4 percent. Conversely, the renter-occupied rates increased slightly in Milwaukee County to 48.7 percent, in Racine County to 30.1 percent, in Wisconsin to 31.9 percent and in the United States to 34.6 percent. Renter-occupied percentages decreased slightly in Waukesha County to 23.2 percent.

Milwaukee County's 2000 median housing value was $103,200, lower than all other areas’ median housing values. The other 2000 median housing values were $111,000 in Racine County, $170,400 in Waukesha County, $112,200 in Wisconsin with the United States’ median housing value at $119,600. The 2000 median rent in Milwaukee County was $555, which was slightly higher than Racine County at $548, but lower than Waukesha County at $726 and the United States at $602, with Wisconsin’s median rent level at the lowest level of $540. In 2010, median housing values had increased in Milwaukee County to $162,900, in Racine to $174,600, in Waukesha County to $257,700, in Wisconsin to $169,000 and in the United States to $186,200. The 2010 median rent levels were $786, $751, $906, $749 and $871, in Milwaukee, Racine and Waukesha Counties, Wisconsin and the United States, respectively.

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Description of Primary Market Area (cont.)

In 2000, the major source of employment for all areas by industry group, based on share of employment, was the services industry. The services industry was responsible for the majority of employment in all three counties, Wisconsin and the United States with 47.6 percent, 39.1 percent, 40.6 percent, 41.5 percent and 46.7 percent of jobs (reference Exhibit 27). The manufacturing industry was the second major employer in Milwaukee, Racine and Waukesha Counties and Wisconsin at 18.5 percent, 28.6 percent, 21.2 percent and 22.2 percent but was the third largest employer in the United States at 14.1 percent The wholesale/retail trade group was the third major overall employer in Milwaukee, Racine and Waukesha Counties and Wisconsin at 13.6 percent, 14.7 percent, 16.6 percent, 14.8 percent, and the wholesale/retail trade group was the second major overall employer in the United States with 15.3 percent of employment. The agriculture/mining group, construction group, transportation/utilities, information and finance/insurance/real estate group combined to provide 20.3 percent of employment in Milwaukee County, 17.6 percent of employment in Racine County, 21.6 percent of employment in Waukesha County, 21.5 percent of employment in Wisconsin and 23.9 percent in the United States.

In 2010, the services industry, manufacturing industry and wholesale/retail trade industry provided the first, second and third highest levels of employment, respectively, for Milwaukee, Racine and Waukesha Counties and Wisconsin. In Milwaukee, Racine and Waukesha Counties and Wisconsin the manufacturing sector remained the second higher employer with the wholesale/retail industry third. The services industry accounted for 54.1 percent, 45.3 percent, 45.5 percent, 46.8 percent and 53.2 percent in Milwaukee County, Racine County, Waukesha County, Wisconsin and the United States, respectively. The manufacturing trade industry provided for 15.0 percent, 22.0 percent, 18.2 percent, 18.4 percent and 10.4 percent of employment in Milwaukee County, Racine County, Waukesha County, Wisconsin and the United States, respectively. The wholesale/retail trade group provided 12.9 percent, 13.3 percent, 15.8 percent, 14.2 percent, and 14.5 percent of employment in Milwaukee, Racine and Waukesha Counties, Wisconsin and the United States, respectively. In the 2010 Census, the agriculture/mining, construction, transportation/utilities, information, and finance/insurance/real estate sectors accounted for 18.3 percent, 19.3, 20.5 percent, 20.6 percent and 21.9 percent in Milwaukee, Racine and Waukesha Counties, Wisconsin and the United States, respectively.

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Description of Primary Market Area (cont.)

Some of the largest employers in Milwaukee, Racine and Waukesha Counties are listed below.

Employer	Employees		Product/Service
(Waukesha County)
Anthem Blue Cross Blue Shield	2,000		Insurance
Arandall Corp.	1,000		Printing
Community Memorial Hospital	1,000	+	Healthcare
Cooper Power Systems	2,200		Energy
Fiserv, Inc.	1,000	+	Data Processing
GE Healthcare Bio-Sciences Corp	6,000		Diagnosing Systems
Generac Holding	3,800		Manufacturing
Harley Davidson Motor Co.	2,700		Motorcycles/Accessories
Husco International, Inc.	530		Manufacturing
Kohl’s	7,800		Retail Sales
MetalTek International	500		Manufacturing
Milwaukee Electric Tool Corp.	600		Manufacturing
ProHealth Care	4,800		Healthcare
Quad/Graphics Inc.	7,500		Printing/Marketing
Roundy’s	2,857		Supermarkets
Target Corp.	600		Distribution

(Racine County)
Aurora Healthcare Hospital	970		Healthcare
BRP US, Inc.	500		Motorized Recreational Vehicles
CNH America LLC	2,800		Manufacturing Construction Equip.
InSinkErator	1,000		Manufacturing Garbage Disposals, etc.
Nestle	500		Food, confections, snacks
Racine, City of	940		Government
Racine Unified School Distrist	2,500		Education
Ruud Lighting, subsidiary of CREE	618		Manufacturing Lighting Products
S.C. Johnson & Son., Inc.	2,600		Home products, Pest Control
Walmart Stores	728		Retail Sales
Wheaton Fransican Healthcare	2,661		Healthcare

(Milwaukee County)
AT & T Wisconsin	3,500		Communications
Aurora Health Care	32,000		Healthcare
BMO Harris	3,400		Financial services
Briggs & Stratton	1,358		Manufacturing small engines
Columbia St. Marys	4,500		Healthcare
FIS	2,800		Financial data
Froedtest Health	10,900		Healthcare
Medical College of Wisconsin	5,300		Medical school
Northwestern Mutual	5,585		Insurance
Potawatomi Bingo Casino	3,000		Entertainment
Rockwell Automation	1,909		Power, controls & information technology
SC Johnson	2,200		Home products, pest control
We Energies	4,300		Electricity, gas & steam utility
Wheaton Franciscan Healthcare	11,000		Heathcare

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Description of Primary Market Area (cont.)

The unemployment rate is another key economic indicator. Exhibit 28 shows the unemployment rates in Milwaukee, Racine and Waukesha Counties, Wisconsin and the United States in 2014 through October of 2018. Milwaukee and Racine Counties’ unemployment rates have been higher than the national unemployment rates, while Waukesha County’s rates have been lower than both state and national rates. In 2014, Milwaukee County had an unemployment rate of 6.9 percent, compared to unemployment rates of 6.6 percent in Racine County, 4.4 percent in Waukesha County, 5.4 percent in Wisconsin and 6.2 percent in the United States. In 2015, all areas decreased in unemployment to 5.7 percent, 5.6 percent, 3.8 percent, 4.5 percent and 5.3 percent in Milwaukee, Racine and Waukesha Counties, Wisconsin and the United States, respectively. In 2016, all areas’ unemployment rates again decreased to 5.0 percent, 4.9 percent, 3.4 percent, 4.0 percent and 4.9 percent in Milwaukee, Racine and Waukesha, Counties, Wisconsin and the United States, respectively. In 2017, Milwaukee County, Racine County, Waukesha County, Wisconsin and the United States had decreases in unemployment to 4.0 percent, 4.1 percent, 2.9 percent, 3.3 percent and 4.4 percent, respectively. Through October of 2018, all areas again had decreases in unemployment rates to 3.3 percent in Milwaukee County, to 3.2 percent in Racine County, to 2.5 percent in Waukesha County, and to 2.6 percent and 3.5 percent in Wisconsin and the United States, respectively.

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Description of Primary Market Area (cont.)

Exhibit 29 provides deposit data for banks and thrifts in Milwaukee, Racine and Waukesha Counties in which the Bank has its offices. Equitable’s deposit base in Milwaukee County was approximately $201.0 million or an 9.6 percent share of the $2.1 billion total thrift deposits and a 0.5 percent share of the total deposits, which were approximately $44.3 billion as of June 30, 2018. Equitable’s deposit base in Racine County was approximately $32.0 million or a 17.3 percent share of the $185.2 million thrifts deposits and a 1.0 percent share of total deposits, which were approximately $3.2 billion as of June 30, 2018. Equitable’s deposit base in Waukesha County was approximately $19.6 million or a 1.5 percent share of the $1.3 billion thrift deposits and a 0.2 percent share of the total deposits, which were approximately $12.4 billion as of June 30, 2018. The total market area is dominated by banks, with bank deposits accounting for approximately 94.0 percent of deposits at June 30, 2018.

Exhibit 30 provides interest rate data for each quarter for the years 2014 through the second quarter of 2018. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates were stable in 2014, increased modestly in 2015 and continued to rise in 2016, 2017 and in the first two quarters of 2018, with 30-year Treasury notes decreasing in 2014, then rising in 2015, stable in 2016, decreasing in 2017 and rising in the first three quarters of 2018.

36

SUMMARY

In summary, population increased minimally in Milwaukee County from 2000 to 2010, and the number of households also increased minimally. Milwaukee County’s increase in population and households was lower than that of Racine County and lower than that of Waukesha County from 2000 to 2010. The 2010 per capita income and median household income levels in Milwaukee and Racine Counties were below those of Waukesha County, and Waukesha County were above state and national levels. Milwaukee and Racine Counties’ unemployment rates have been above national rates, while Waukesha County’s unemployment rates have been lower than national rates. According to the 2010 Census, Milwaukee County’s median housing value was below both the state and the national median housing value, and the median housing values in Waukesha County and Racine County were above the state median.

The Bank holds deposits of approximately 7.0 percent of all thrift deposits in the three-county market area as of June 30, 2018, representing a minimal 0.4 percent share of the total deposit base of approximately $60.0 billion.

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III.	COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of the Corporation is the selection of an appropriate group of publicly traded thrift institutions, hereinafter referred to as the "comparable group". This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly traded, FDIC-insured thrifts in the United States and all publicly traded, FDIC-insured thrifts in the Midwest region and in Wisconsin.

Exhibits 30 and 31 present Share Data and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 107 publicly traded, FDIC-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 30 and 31 also subclassify all thrifts by region, including the 36 publicly traded Midwest thrifts ("Midwest thrifts") and the 4 publicly traded thrifts in Wisconsin "Wisconsin thrifts"), and by trading exchange. Exhibits 32 and 33 present Share Data and Pricing Ratios and Key Financial Data and Ratios for the universe of 23 publicly traded mutual holding companies.

The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of the Corporation as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of the Corporation’s basic operation.

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Introduction (cont.)

The general parameter requirements for the selection of the peer group candidates included a maximum asset size limit of $1.1 billion, a trading exchange requirement that each candidate be traded on one of the two major stock exchanges, the New York Stock Exchange or the NASDAQ, a geographic parameter that eliminates potential candidates located in the Southwest and West, a merger and acquisition parameter that eliminates any potential candidate that is involved as a seller in a merger and acquisition transaction, and a recent conversion parameter that eliminates any institution that has not been converted from mutual to stock for at least four quarters or prior to September 30, 2018. Due to the general parameter requirement related to trading on NASDAQ or one of the other two major stock exchanges, the size of the peer group institutions results in larger institutions.

Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

Due to lack of comparability, there are no mutual holding companies included as potential comparable group candidates.

GENERAL PARAMETERS

Merger/Acquisition

The comparable group will not include any institution that is a proposed seller in a merger or acquisition as of November 30, 2018, due to the price impact of such a pending transaction. There are no pending merger/acquisition transactions involving thrift institutions that were potential comparable group candidates in the Corporation’s city, county or market area as indicated in Exhibit 35.

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Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 107 publicly traded, FDIC-insured savings institutions, excluding the 23 mutual holding companies, 3 are traded on the New York Stock Exchange and 54 are traded on NASDAQ. There were an additional 17 traded over the counter and 33 institutions are listed in the Pink Sheets, but they were not considered for the comparable group selection.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to September 30, 2018, in order to insure at least four consecutive quarters of reported data as a publicly traded institution. The resulting parameter is a required IPO of June 30, 2017, or earlier.

40

Geographic Location

The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to the Corporation, including the New England, Southwest and West regions.

The geographic location parameter consists of the Midwest, North Central, Southeast and Northeast regions for a total of fifteen states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

Asset size was another key parameter used in the selection of the comparable group. The total asset size for any potential comparable group institution was $1.1 billion or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to the Corporation, with assets of approximately $308 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

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Mutual Holding Companies

The comparable group does not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly- traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 23 publicly traded mutual holding companies as well between those 23 entities and the larger universe of conventional, publicly traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned.

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SUMMARY

Exhibits 36 and 37 show the 21 institutions considered as comparable group candidates after applying the general financial, geographic and merger/acquisition parameters, with the outlined institutions being those ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section along with being publicly traded on one of the three major exchanges.

BALANCE SHEET PARAMETERS

Introduction

The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 36. The balance sheet ratios consist of the following:

1.	Cash and investments to assets
2.	Mortgage-backed securities to assets
3.	One- to four-family loans to assets
4.	Total net loans to assets
5.	Total net loans and mortgage-backed securities to assets
6.	Borrowed funds to assets
7.	Equity to assets

The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from the Corporation with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from the Corporation. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.

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Cash and Investments to Assets

The Bank’s ratio of cash and investments to assets, excluding mortgage-backed securities, was 8.10 percent at September 30, 2018, and reflects the Corporation’s modestly lower share of investments, lower than the national and regional averages of 13.0 percent and 14.5 percent, respectively. The Bank's investments have consisted of municipal securities, commercial paper and interest-bearing deposits. For its two prior fiscal years ended September 30, 2016, and

September 30, 2017, the Corporation’s average ratio of cash and investments to assets was a higher 8.96 percent, ranging from a high of 9.35 percent in 2016 to a low of 8.31 percent at

June 30, 2018.

The parameter range for cash and investments is has been defined as 24.0 percent or less of assets, with a midpoint of 12.0 percent.

Mortgage-Backed Securities to Assets

At September 30, 2018, the Corporation’s ratio of mortgage-backed securities to assets was 0.36 percent, moderately lower than the national average of 4.9 percent and the regional average of 4.3 percent for publicly traded thrifts.

Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 17.0 percent or less of assets and a midpoint of 8.5 percent.

44

One- to Four-Family Loans to Assets

The Corporation’s lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, including construction loans and excluding home equity loans, represented 47.7 percent of the Corporation's assets at September 30, 2018, which is similar to its ratio of 47.3 percent at June 30, 2018, and higher than its ratio of 46.4 percent at September 30, 2017. The parameter for this characteristic is 72.00 percent of assets or less in one- to four-family loans with a midpoint of 36.00 percent.

Total Net Loans to Assets

At September 30, 2018, the Corporation had an 86.64 percent ratio of total net loans to assets and a similar two fiscal year average of 86.36 percent, compared to the national average of 76.2 percent and the regional average of 74.7 percent for publicly traded thrifts. The Corporation's ratio of total net loans to assets changed from 86.45 percent of total assets at September 30, 2017, to 86.28 percent at June 30, 2018, to 86.64 percent at September 30, 2018.

The parameter for the selection of the comparable group is from 55.0 percent to 95.0 percent with a midpoint of 75.0 percent. The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to the Corporation.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, the Corporation’s share of mortgage-backed securities to assets and total net loans to assets were 0.36 percent and 86.64 percent, respectively, for a combined share of 87.0 percent. Recognizing the industry and regional ratios of 81.1 percent and 79.0 percent, respectively, the parameter range for the comparable group in this category is 76.0 percent to 96.0 percent, with a midpoint of 86.0 percent.

45

Borrowed Funds to Assets

The Corporation had borrowed funds of $44.9 million or 14.56 percent of assets at September 30, 2018, which is higher than current industry averages.

The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds has increased recently, due to the rise in rates paid on deposits. Additionally, many thrifts are now aggressively seeking deposits, since quality lending opportunities have increased in the current economic environment.

The parameter range of borrowed funds to assets is 24.0 percent or less with a midpoint of 12.0 percent.

Equity to Assets

The Corporation’s equity to assets ratio was 4.48 percent at September 30, 2018, 4.50 percent at June 30, 2018, and 4.67 percent at September 30, 2017, averaging 4.59 percent for the two fiscal years ended June 30, 2018. The Bank’s equity decreased in 2016, increased in 2017, and then decreased in the twelve months ended September 30, 2018. After conversion, based on the midpoint value of $24.0 million, with a 49.9 percent minority offering, with 92.0 percent of the net proceeds of the public offering going to the Bank, its equity is projected to increase to 7.4 percent of assets, with the Corporation at 7.8 percent of assets.

46

Equity to Assets (cont.)

Based on those equity ratios, we have defined the equity ratio parameter to be 6.0 percent to 21.0 percent with a midpoint ratio of 13.5 percent.

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PERFORMANCE PARAMETERS

Introduction

Exhibit 37 presents five parameters identified as key indicators of the Corporation’s earnings performance and the basis for such performance both historically and the nine months ended September 30, 2018. The primary performance indicator is the Corporation's core return on average assets (ROAA). The second performance indicator is the Corporation's core return on average equity (ROAE). To measure the Corporation's ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Corporation is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Corporation's ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

The key performance parameter is core ROAA. For the twelve months ended September 30, 2018, the Corporation’s core ROAA was (0.03) percent based on a core income of $(84,000), as detailed in Item I of this Report. The net ROAA for the twelve months ended September 30, 2018, was (0.24) percent. The Corporation's ROAAs in its most recent three fiscal periods ended June 30, 2018, were (0.56) percent, (0.07) percent, and (0.03) percent, respectively, with a three fiscal year average ROAA of (0.18) percent.

Considering the historical and current earnings performance of the Corporation, the range for the ROAA parameter based on core income has been defined as 1.00 percent or less with a midpoint of 0.50 percent.

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Return on Average Equity

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Corporation's position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

The Corporation’s core ROAE for the twelve months ended September 30, 2018, was (0.60) percent based on its core income and 1.60 percent in the fiscal year ended September 30, 2017.

The parameter range for ROAE for the comparable group, based on core income, is 11.00 percent or less with a midpoint of 5.50 percent.

Net Interest Margin

The Corporation had a net interest margin of 3.45 percent for the twelve months ended September 30, 2018, representing net interest income as a percentage of average interest-earning assets. The Corporation's net interest margin levels in its three fiscal years of 2015 through 2017 were 4.02 percent, 3.80 percent, and 3.79 percent, respectively, averaging 3.87 percent.

The parameter range for the selection of the comparable group is from a low of 2.25 percent to a high of 4.25 percent with a midpoint of 3.25 percent.

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Operating Expenses to Assets

For the twelve months ended September 30, 2018, the Corporation had a 4.13 percent ratio of operating expense to average assets. In its three fiscal years ended September 30, 2017,

the Corporation’s expense ratio averaged 4.58 percent, from a low of 4.35 percent in fiscal year 2017 to a high of 4.85 percent in fiscal year 2015.

The operating expense to assets parameter for the selection of the comparable group is from a low of 1.40 percent to a high of 4.40 percent with a midpoint of 2.90 percent.

Noninterest Income to Assets

Compared to publicly traded thrifts, the Corporation has experienced a lower level of noninterest income as a source of additional income. The Corporation’s ratio of noninterest income to average assets was 0.63 percent for the twelve months ended September 30, 2018. For its three years ended September 30, 2015 through 2017 the Corporation’s ratio of noninterest income to average assets was 0.97 percent, 1.07 percent and 0.85 percent, respectively, for an average of 0.96 percent.

The range for this parameter for the selection of the comparable group is 1.50 percent of average assets or less, with a midpoint of 0.75 percent.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 37. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of the Corporation. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

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Nonperforming Assets to Total Assets

The Corporation’s ratio of nonperforming assets to assets was 1.64 percent at

September 30, 2018, which was higher than the national average of 0.65 percent for publicly traded thrifts and the average of 0.67 percent for Midwest thrifts. The Corporation’s ratio of nonperforming assets to total assets averaged 1.23 percent for its most recent three fiscal years ended September 30, 2017, from a high of 2.56 percent in 2016, to a low of 0.57 percent in 2015 and 2017.

The comparable group parameter for nonperforming assets is 1.80 percent or less of total assets, with a midpoint of 0.90 percent.

Repossessed Assets to Assets

The Corporation had $4.2 million in repossessed assets at September 30, 2018, representing a ratio to total assets of 1.37 percent, following ratios of repossessed assets to total assets of 1.42 percent at September 30, 2017, and 0.66 percent at September 30, 2016. National and regional averages were 0.12 percent and 0.13 percent, respectively, for publicly traded thrift institutions.

The range for the repossessed assets to total assets parameter is 1.40 percent of assets or less with a midpoint of 0.70 percent.

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Loans Loss Reserves to Assets

The Corporation had an allowance for loan losses of $1,301,810, representing a loan loss allowance to total assets ratio of 0.42 percent at September 30, 2018, which was lower than its 0.62 percent ratio at September 30, 2017, and lower than its 1.47 percent ratio at September 30, 2016.

The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.40 percent of assets.

THE COMPARABLE GROUP

With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 37, 38 and 39. The comparable group institutions range in size from $137.8 million to $1.1 billion with an average asset size of $594.7 million and have an average of 6.0 offices per institution. Two of the comparable group institutions are in New York, and one each in Illinois, Nebraska, Pennsylvania, Louisiana, Maryland, Massachusetts, Minnesota and Ohio, and all ten were traded on NASDAQ.

The comparable group institutions as a unit have a ratio of equity to assets of 12.14 percent, which is 3.7 percent lower than all publicly traded thrift institutions in the United States; and for the most recent four quarters indicated a core return on average assets of 0.63 percent, lower than all publicly traded thrifts at 0.80 percent and publicly traded Wisconsin thrifts at 0.96 percent.

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IV.	ANALYSIS OF FINANCIAL PERFORMANCE

This section reviews and compares the financial performance of the Corporation to all publicly traded thrifts, to publicly traded thrifts in the Midwest region and to Wisconsin thrifts, as well as to the ten institutions constituting the Corporation’s comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 40 through 45.

As presented in Exhibits 41 and 42, at September 30, 2018, the Corporation’s total equity of 4.48 percent of assets was lower than the comparable group at 12.14 percent, all thrifts at 12.60 percent, Midwest thrifts at 12.55 percent and Wisconsin thrifts at 15.26 percent. The Corporation had an 86.64 percent share of net loans in its asset mix, higher than the comparable group at 80.29 percent, higher than all thrifts at 76.19 percent, Wisconsin thrifts at 80.19 percent and Midwest thrifts at 74.68 percent. The Corporation’s higher share of net loans is primarily the result of its lower 8.10 percent share of cash and investments and lower 0.36 percent share of mortgage-backed securities. The comparable group had a higher 11.57 percent share of cash and investments and a higher 3.41 percent share of mortgage-backed securities. All thrifts had 4.88 percent of assets in mortgage-backed securities and 13.01 percent in cash and investments. The Corporation’s 80.8 percent share of deposits was similar to the comparable group, all thrifts and Midwest thrifts and higher than Wisconsin thrifts, reflecting the Corporation's higher share of borrowed funds of 14.56 percent and lower share of equity of 4.48 percent. As ratios to assets, the comparable group had deposits of 80.27 percent and borrowings of 7.77 percent. All thrifts averaged a 77.37 percent share of deposits and 9.72 percent of borrowed funds, while Midwest thrifts had a 77.72 percent share of deposits and a 9.32 percent share of borrowed funds. Wisconsin thrifts averaged a 73.31 percent share of deposits and a higher 11.83 percent share of borrowed funds. The Corporation had no goodwill, compared to 0.37 percent for the comparable group, 0.64 percent for all thrifts, 0.22 percent for Midwest thrifts and 0.01 percent for Wisconsin thrifts.

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Analysis of Financial Performance (cont.)

Operating performance indicators are summarized in Exhibits 43, 44 and 45 and provide a synopsis of key sources of income and key expense items for the Corporation in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

As shown in Exhibit 45, for the twelve months ended September 30, 2018, the Corporation had a yield on average interest-earning assets lower than the comparable group and lower than all thrifts, Midwest thrifts and Wisconsin thrifts. The Corporation's yield on interest-earning assets was 4.09 percent compared to the comparable group at 4.21 percent, all thrifts at 4.18 percent, Midwest thrifts at 4.23 percent and Wisconsin thrifts at 4.47 percent.

The Corporation's cost of funds for the twelve months ended September 30, 2018, was lower than the comparable group, Midwest thrifts and all thrifts and lower than Wisconsin thrifts. The Corporation had an average cost of interest-bearing liabilities of 0.68 percent compared to 1.07 percent for the comparable group, 0.98 percent for all thrifts, 0.95 percent for Midwest thrifts and 1.16 percent for Wisconsin thrifts. The Corporation's yield on interest-earning assets and interest cost resulted in a net interest spread of 3.40 percent, which was higher than the comparable group at 3.14 percent, higher than all thrifts at 3.20 percent, higher than Midwest thrifts at 3.28 percent and higher than Wisconsin thrifts at 3.31 percent. The Corporation generated a net interest margin of 3.45 percent for the twelve months ended September 30, 2018, based on its ratio of net interest income to average interest-earning assets, which was higher than the comparable group ratio of 3.33 percent. All thrifts averaged a lower 3.39 percent net interest margin for the trailing four quarters, with Midwest thrifts at 3.46 percent and Wisconsin thrifts at a higher 3.59 percent.

The Corporation’s major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 44. The Corporation had $425,000 in provision for loan losses during the twelve months ended September 30, 2018, representing 0.14 percent of average assets. The average provision for loan losses for the comparable group was 0.14 percent, with all thrifts at 0.08 percent, Midwest thrifts at 0.08 percent and Wisconsin thrifts at (0.01) percent.

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Analysis of Financial Performance (cont.)

The Corporation's total noninterest income was $1,947,000 or 0.63 percent of average assets for the twelve months ended September 30, 2018. Such a ratio of noninterest income to average assets was lower than the comparable group at 0.84 percent, and lower than all thrifts at 0.86 percent and Midwest thrifts at 0.88 percent but higher than Wisconsin thrifts at 0.60 percent. For the twelve months ended September 30, 2018, the Corporation’s operating expense ratio was 4.13 percent of average assets, higher than the comparable group at 2.94 percent, all thrifts at 2.77 percent, Midwest thrifts at 3.07 percent, and Wisconsin thrifts at 3.25 percent.

The overall impact of the Corporation’s income and expense ratios is reflected in its net income and return on assets. For the twelve months ended September 30, 2018, the Corporation had a net ROAA of (0.24) percent and core ROAA of (0.03) percent. For its most recent four quarters, the comparable group had a higher net ROAA of 0.64 percent and a core ROAA of 0.63 percent. All publicly traded thrifts averaged a higher net ROAA of 0.91 percent and 0.80 percent core ROAA, with Midwest thrifts a 0.81 percent net ROAA and a 0.79 percent core ROAA. The twelve month net ROAA for the 4 Wisconsin thrifts was 1.09 percent and their core ROAA was 0.96 percent.

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V.	MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Equitable with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings due to provisions for loan losses, the balance of current and historical nonperforming assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses. The earnings performance analysis was based on the Bank’s respective net and core earnings for the twelve months ended September 30, 2018, with comparisons to the core earnings of the comparable group, all thrifts and other geographical subdivisions.

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Earnings Performance (cont.)

As discussed earlier, the Bank has experienced increases in its assets and loans in two of the past four fiscal years, increases in the fiscal nine months ended June 30, 2018, with a decrease in assets and loans in the three months ended September 30, 2018, with deposits indicating growth in only one of these periods. The Bank has experienced negative earnings in four of the past five years with positive earnings in the year ended September 30, 2017, and is focused on reducing operating expenses, monitoring and reducing its balances of real estate owned and nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby maintaining its overall interest rate risk; and strengthening its net interest margin. Historically, the Bank has been characterized with a slightly lower yield on earning assets but a lower cost of funds, resulting in a slightly higher net interest margin, which has been above industry averages, and slightly above its comparable group, with the trend experiencing a minimal decrease over the past two years and its 3.45 percent net interest margin for the twelve months ended September 30, 2018, was higher than the industry average of 3.39 percent and modestly higher than the comparable group average of 3.33 percent. During the two fiscal years ended September 30, 2017, Equitable’s ratio of interest expense to interest-bearing liabilities has increased slightly from 0.45 percent in 2016 to 0.48 percent in 2017, and then to 0.68 percent in the twelve months ended September 30, 2018. The Bank’s ratio was lower than the average of 1.07 percent for the comparable group and lower than the average of 0.98 percent for all thrifts. Following the conversion, the Bank will strive to control its operating expenses, strive to increase its net interest margin, increase its noninterest income, gradually increase its net income, increase its return on assets, continue to reduce its balance of nonperforming assets and real estate owned, and closely monitor its interest rate risk.

From September 30, 2014, to September 30, 2017, three of the six categories of loans experienced increases in their balances, with multi-family loans increasing the most in dollars. Multi-family loans increased by $26.0 million or 57.5 percent, from September 30, 2014, to September 30, 2017. One- to four-family loans increased by $7.8 million or 5.6 percent from September 30, 2014, to September 30, 2017, and commercial loans increased $1.0 million or 98.5 percent. All other loan categories experienced decreases in their balances. Overall, the Bank’s lending activities resulted in a total loan increase of $3.7 million or 1.4 percent and a net loan increase of $5.8 million or 2.3 percent from September 30, 2014, to September 30, 2017. In the twelve months ended September 30, 2018, loans increased $92,000 or 0.03 percent.

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Earnings Performance (cont.)

The impact of Equitable’s primary lending efforts has been to generate a yield on average interest-earning assets of 4.09 percent for the twelve months ended September 30, 2018, compared to a higher 4.21 percent for the comparable group, 4.18 percent for all thrifts and 4.47 percent for Wisconsin thrifts. The Bank’s ratio of interest income to average assets was 3.86 percent for the twelve months ended September 30, 2018, similar to the comparable group at 3.82 percent, all thrifts at 3.71 percent and higher than Wisconsin thrifts at 3.59 percent.

Equitable’s 0.68 percent cost of interest-bearing liabilities for the twelve months ended September 30, 2018, was modestly lower than the comparable group at 1.07 percent, lower than all thrifts at 0.98 percent, lower than Midwest thrifts at 0.95 percent and lower than Wisconsin thrifts at 1.16 percent. The Bank's resulting net interest spread of 3.40 percent for the twelve months ended September 30, 2018, was higher than the comparable group at 3.14 percent, higher than all thrifts at 3.20 percent, higher than Midwest thrifts at 3.28 percent and higher than Wisconsin thrifts at 3.31 percent. The Bank's net interest margin of 3.45 percent, based on average interest-earning assets for the twelve months ended September 30, 2018, was higher than the comparable group at 3.33 percent, higher than all thrifts at 3.39 percent, higher than Midwest thrifts at 3.46 percent and higher than Wisconsin thrifts at 3.59 percent.

The Bank's ratio of noninterest income to average assets was 0.63 percent for the twelve months ended September 30, 2018, which was slightly lower than the comparable group at 0.84 percent, lower than all thrifts at 0.86 percent, lower than Midwest thrifts at 0.88 percent and higher than Wisconsin thrifts at 0.60 percent.

The Bank's operating expenses were higher than the comparable group, all thrifts, Midwest thrifts, and Wisconsin thrifts. For the twelve months ended September 30, 2018, Equitable had an operating expenses to assets ratio of 4.13 percent compared to 2.94 percent for the comparable group, 2.77 percent for all thrifts, 3.07 percent for Midwest thrifts and 3.25 percent for Wisconsin thrifts. Equitable had a higher 103.2 percent efficiency ratio for the twelve months ended September 30, 2018, compared to the comparable group with an efficiency ratio of 71.9 percent. The efficiency ratio for all publicly traded thrifts was 60.9 percent for the most recent twelve months.

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Earnings Performance (cont.)

For the twelve months ended September 30, 2018, Equitable generated a lower ratio of noninterest income, a higher ratio of noninterest expenses and a modestly higher net interest margin relative to its comparable group. The Bank had a 0.14 percent provision for loan losses during the twelve months ended September 30, 2018, compared to the comparable group at 0.14 percent of assets, all thrifts at 0.31 percent and Midwest thrifts at 0.15 percent. The Bank’s allowance for loan losses to total loans of 0.48 percent was lower than the comparable group and lower than all thrifts. The Bank’s 25.81 percent ratio of reserves to nonperforming assets was lower than the comparable group at 110.77 percent, lower than all thrifts at 124.74 percent and lower than Midwest thrifts at 119.42 percent.

As a result of its operations, the Bank's net and core income for the twelve months ended

September 30, 2018, were lower than the comparable group. Based on a modest loss, the Bank had a return on average assets of (0.24) percent for the twelve months ended September 30, 2018, and a return on average assets of 0.07 percent and (0.56) percent in 2017 and 2016, respectively. The Bank’s core return on average assets was (0.03) percent for the twelve months ended September 30, 2018, as detailed in Exhibit 7. For their most recent four quarters, the comparable group had a moderately higher net ROAA of 0.64 percent and a higher core ROAA of 0.63 percent, while all thrifts indicated a higher net ROAA and higher core ROAA of 0.91 percent and 0.80 percent, respectively. Midwest thrifts indicated a net ROAA of 0.81 percent and a core ROAA of 0.79 percent.

Following its conversion, Equitable’s earnings will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income, overhead expenses and its asset quality and its future needs for provisions for loan losses. Earnings are projected to represent a 0.12 percent ROAA in 2019 followed by earnings based on an ROAA of 0.42 percent in 2020 and 0.56 percent in 2021. Earnings will be enhanced due to the Bank’s $6.6 million in loss carryforward that would offset future federal income taxes.

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Earnings Performance (cont.)

In recognition of the foregoing earnings related factors, considering Equitable’s historical and current performance measures, as well as Business Plan projections, a moderate downward adjustment has been made to the Corporation’s pro forma market value for earnings performance.

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MARKET AREA

Equitable's market area is focused on Milwaukee, Racine and Waukesha Counties, Wisconsin. Population increased minimally in Milwaukee County from 2000 to 2010, and the number of households also increased minimally. Racine County’s increase in population and households was higher than that of Milwaukee County but lower than that of Waukesha County from 2000 to 2010. The 2010 per capita income and median household income levels in Waukesha County were above state and national levels, and the per capita and median household income levels in Milwaukee and Racine Counties were below those of Waukesha County. Also, Waukesha County’s unemployment rates have been lower than national rates, and Milwaukee and Racine Counties’ unemployment rates have been above national rates. According to the 2010 Census, median housing values in Waukesha County and Racine County were above the state median, but Milwaukee County’s median housing value was below both the state and the national median housing value.

The Bank holds deposits of approximately 7.0 percent of all thrift deposits in the three-county market area as of June 30, 2018, representing a minimal 0.4 percent share of the total deposit base of approximately $60.0 billion.

In recognition of the foregoing factors, we believe that a modest downward adjustment is warranted for the Bank’s market area.

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FINANCIAL CONDITION

The financial condition of Equitable is discussed in Section I and shown in Exhibits 1, 2, 5, and 12 through 21, and is compared to the comparable group in Exhibits 40, 41, and 42. The Bank's ratio of total equity to total assets was 4.48 percent at September 30, 2018, which was lower than the comparable group at 12.14 percent, all thrifts at 12.60 percent and Midwest thrifts at 12.55 percent. Based on the minority offering completed at the midpoint of the valuation range, the Corporation's pro forma equity to assets ratio will increase to 7.63 percent and the Bank's pro forma equity to assets ratio will increase to 7.41 percent at the midpoint and 8.44 percent at the super max.

The Bank's mix of assets and liabilities indicates both similarities to and variations from its comparable group. Equitable had a moderately higher 86.64 percent ratio of net loans to total assets at September 30, 2018, compared to the comparable group at 80.3 percent. All thrifts indicated a lower 76.2 percent, with Midwest thrifts at a lower 74.7 percent. The Bank's 8.10 percent share of cash and investments was lower than the comparable group at 11.57 percent, while all thrifts were at 13.01 percent and Midwest thrifts were at 14.45 percent. Equitable’s 0.36 percent ratio of mortgage-backed securities to total assets was lower than the comparable group at 3.41 percent and lower than all thrifts at 4.88 percent and lower than Midwest thrifts at 4.27 percent.

The Bank's 80.79 percent ratio of deposits to total assets was similar to the comparable group at 80.27 percent, higher than all thrifts at 77.37 percent and Midwest thrifts at 77.72 percent. Equitable’s higher ratio of deposits was due to its lower share of equity. Equitable had a lower equity to asset ratio of 4.48 percent, compared to the comparable group at 12.14 percent of total assets, with all thrifts at 12.60 percent and Midwest thrifts at 12.55 percent. Equitable had a higher share of borrowed funds to assets of 14.56 percent at September 30, 2018, higher than the comparable group at 7.77 percent and higher than all thrifts at 9.72 percent and Midwest thrifts at 9.32 percent.

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Financial Condition (cont.)

Equitable had no goodwill and had a higher share of repossessed real estate at September 30, 2018. The Bank had 1.37 percent of its assets in repossessed real estate at September 30, 2018. This compares to ratios of 0.37 percent for goodwill and intangible assets and 0.16 percent for real estate owned, for the comparable group. All thrifts had a goodwill and intangible assets ratio of 0.64 percent and a real estate owned ratio of 0.12 percent.

The financial condition of Equitable has been impacted by its higher balance of nonperforming assets of $5,039,000 or a higher 1.64 percent of total assets at September 30, 2018, compared to a lower 0.72 percent for the comparable group, 0.62 percent for all thrifts, 0.71 percent for Midwest thrifts and 0.43 percent for Wisconsin thrifts. The Bank's ratio of nonperforming assets to total assets was a higher 3.21 percent at September 30, 2016, and a higher 1.99 percent at September 30, 2017.

At September 30, 2018, Equitable had $1,301,810 of allowances for loan losses, which represented 0.42 percent of assets and 0.48 percent of total loans. The comparable group indicated higher allowance ratios, relative to assets and relative to loans, equal to 0.86 percent of assets and a higher 1.08 percent of total loans, while all thrifts had allowances relative to assets and loans that averaged a higher 0.74 percent of assets and a higher 1.01 percent of total loans. Also of major importance is an institution's ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. Equitable’s $1,301,810 of allowances for loan losses represented a lower 25.81 percent of nonperforming assets at September 30, 2018, compared to the comparable group's 110.77 percent, with all thrifts at 124.74 percent, Midwest thrifts at a lower 119.42 percent and Wisconsin thrifts at a lower 138.83 percent. Equitable’s ratio of net charge-offs to average total loans was 0.37 percent for the twelve months ended September 30, 2018, compared to a higher 0.44 percent for the comparable group and lower 0.16 percent for all thrifts and 0.21 percent for Midwest thrifts.

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Financial Condition (cont.)

Equitable has a modest level of interest rate risk. The change in the Bank’s NEV level at August 31, 2018, reflecting the most current information available, based on a rise in interest rates of 200 basis points was a 11.40 percent decrease, representing a dollar decrease in equity value of $3,660,000. The Bank’s exposure increases to a 32.8 percent decrease in its NEV level under a 400 basis point rise in rates, representing a dollar decrease in equity of $10,509,000.

Compared to the comparable group, with particular attention to the Bank’s lower level of total equity and lower share of risk-based capital, higher level and share of nonperforming assets and asset and liability mix and lower share of allowance for loan loss to loans and lower share to nonperforming assets, we believe that a downward adjustment is warranted for Equitable’s current financial condition, due to the Bank’s lower share of total equity and risk-based capital, lower share of allowance to loans, lower share of allowance for loan losses to nonperforming assets and higher share of nonperforming assets.

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ASSET, LOAN AND DEPOSIT GROWTH

During its most recent two full fiscal years, Equitable has been characterized by a modest changes in assets, loans and deposits. The Bank’s average annual asset change from September 30, 2015, to September 30, 2017, was a 1.8 percent increase. This rate compares to a 3.6 percent increase for the comparable group, a higher 3.7 percent for all thrifts, and a higher 3.4 percent for Midwest thrifts. The Bank’s modest change in assets higher than its increase in total net loans during the period of an average annual 2.5 percent with an average annual decrease in cash and investments of 3.6 percent. Equitable’s deposits indicate an average annual decrease of 0.8 percent from September 30, 2015, to September 30, 2017, compared to average growth rates of 3.4 percent for the comparable group, 2.5 percent for all thrifts and 2.7 percent for Midwest thrifts.

Equitable’s deposits indicated a decrease of 6.2 percent from September 30, 2016 to 2017. Annual deposit change was growth rates of 3.8 percent for the comparable group, 3.2 percent for all thrifts and 2.9 percent for Midwest thrifts. The Bank had $44.9 million in borrowed funds or 14.6 percent of assets at September 30, 2018, compared to the comparable group at 7.8 percent and had a lower $22.7 million in borrowed funds at September 30, 2017, or 7.4 percent of assets.

In spite of its minimal deposit decrease, historically, the Bank grew modestly in 2017, and considering the demographics, competition and deposit base trends in its market area, the Bank’s ability to increase its asset, loan and deposit bases in the future is significantly dependent on its capital position combined with its ability to increase its market share by competitively pricing its loan and deposit products, maintaining a high quality of service to its customers and strengthening its loan origination activity, all impacted by the Bank’s performance by the senior management team. Equitable’s primary market area county experienced minimal increases in population and households in Milwaukee County between 2000 and 2010, while the surrounding market area counties experienced a higher increase. The Bank’s primary market area county also indicated 2010 per capita income lower than Wisconsin’s and that of the United States, and the median household income level in Milwaukee County was also below the state and the national levels. In 2010, the median housing value in Milwaukee County was lower than that of Wisconsin and also above that of the United States, and the median rent level was also below both state and national levels.

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Asset, Loan and Deposit Growth (cont.)

The total deposit base in the three market area counties increased by 9.2 percent from June 30, 2017, to June 30, 2018; and during that period, the number of financial institution offices in the market area counties decreased by 39 offices. In June 30, 2017, and June 30, 2018, Equitable’s deposit market share in the three-county market area was 0.4 percent in both years.

Based on the foregoing factors, we have concluded that no adjustment to the Corporation’s pro forma value is warranted for asset, loan and deposit growth.

DIVIDEND PAYMENTS

Due to the mid-tier holding company structure of the Corporation, the Corporation will not have the normal structure to pay dividends directly to shareholders, unlike a standard conversion. The payment of cash dividends will not occur in the future based on the current presence of an MHC. Eight of the ten institutions in the comparable group paid cash dividends during the most recent twelve months for an average dividend yield of 2.92 percent and an average payout ratio of 93.64 percent. During that twelve month period, the average dividend yield for all thrifts was a lower 1.36 percent with a payout ratio of 21.90 percent.

In our opinion, a minimal downward adjustment to the pro forma market value of the Corporation is warranted related to dividend payments.

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SUBSCRIPTION INTEREST

In 2017 and year-to-date 2018, investors' interest in new issues has improved but has not been subject to the more recent volatile market since September 30, 2018. Such interest is possibly related to the improved performance of financial institutions overall, which could be challenged in the future due to the compression of net interest margin. The selective and conservative reaction of IPO investors appears generally to be related to a number of analytical, economic and market-related factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, housing market conditions, general market conditions for financial institution stocks and stocks overall, aftermarket price trends and the expectation of increased merger/acquisition activity in the thrift industry and their higher pricing multiples.

Equitable will direct its offering initially to depositors and residents in its market area. The board of directors and officers anticipate purchasing $570,000 or 4.8 percent of the stock offered to the public based on the appraised midpoint valuation and the 49.9 percent minority offering.

The Bank has secured the services of FIG Partners, LLC, to assist in the marketing and sale of the conversion stock.

Based on the size of the offering, recent banking conditions, current market conditions, historical local market interest, the terms of the offering, and recent subscription levels for conversions, we believe that no adjustment is warranted for the Bank’s anticipated subscription interest.

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LIQUIDITY/MARKETABILITY OF THE STOCK

The Corporation will offer its shares through a subscription and community offering with the assistance of FIG Partners, LLC. The stock of the Corporation will be traded on the OTC Pink Marketplace.

The Bank's total public offering is considerably smaller in size than the average market value of the comparable group. The comparable group has an average market value of $73.0 million for the stock outstanding compared to a midpoint public offering of $12.0 million for the Corporation. The Corporation’s public market capitalization will be approximately 16.4 percent of the size of the public market capitalization of the comparable group. Of the ten institutions in the comparable group, all trade on Nasdaq with those ten institutions indicating an average daily trading volume of over 6,910 shares during the last four quarters.

The comparable group has an average of 4,856,001 shares outstanding compared to 1,197,600 shares outstanding for the Corporation based on the midpoint valuation and the minority offering structure.

In addition, as a minority offering of an MHC, such structure reduces the marketability of the stock. As a group, MHCs indicate a lower ROAA and a lower ROAE compared to all publicly traded thrifts and a much lower median number of shares outstanding, recognizing the presence of two much larger publicly traded MHCs which inflates the average number of shares outstanding for MHCs. The average trading volume for MHCs is also lower as a group. Due to their control by the MHC, the positive influence of merger and acquisition activity in the overall market of publicly traded thrifts has not been paralleled for publicly traded MHCs.

Based on the higher average market capitalization, shares outstanding and daily trading volume of the comparable group relative to the Corporation, we have concluded that a downward adjustment to the Corporation’s pro forma market value is warranted relative to the liquidity of its stock.

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MANAGEMENT

Mr. John P. Matter has served as president and chief executive officer of The Equitable Bank since 2004 and has also served as vice chairman since 2005. He started his banking career in 1976 and joined The Equitable Bank in 1980. Mr. Matter is chairman of the Wisconsin Humane Society and is chair of the St. Joseph & Elmbrook Memorial Hospital Foundations. He has been involved in numerous civic organizations, including This Time Tomorrow Foundation Board, Brookfield Kiwanis Club, Sharon Lynne Wilson Center, Waukesha Community Foundation Board, Prevent Blindness Wisconsin, American Diabetes Association ad the Board of the Wisconsin Bankers Association. Mr. Matter’s positions as president and chief executive officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full board of directors, and alignment on corporate strategy.

Ms. Jennifer L. Provancher is the executive vice president, chief operating officer and chief financial officer of The Equitable bank, where she has worked since 1991. Ms. Provancher held various positions at other financial institutions in Milwaukee, beginning in 1983, and was also an audit senior at Ernst & Young, located in Milwaukee, Wisconsin. Ms. Provancher has served on the board of the Wisconsin Club, where she is currently a member of the finance committee. She is a long-time member and past president of the Milwaukee Chapter of the Financial Managers Society and served as treasurer of the Exchange Club of Milwaukee. Ms. Provancher’s experience in banking and as a certified public accountant provides the board with insights into risk assessment, financial matters, and internal control expertise.

Mr. William A. Behm joined The Equitable Bank in 2008 as a review credit analyst and was named chief credit officer in 2014. Mr. Behm has over sixteen years of banking experience and was previously a small business loan underwriter with U.S. Bank, Brookfield, Wisconsin, prior to joining The Equitable Bank. Mr. Behm is also a graduate of the Graduate School of Banking, University of Wisconsin-Madison.

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Management (cont.)

During its most recent fiscal year, Equitable has experienced a slight decrease in its net interest margin in contrast to the industry, experienced a decrease in its noninterest income and had a modest decrease in its noninterest expenses to assets. The Bank experienced minimal earnings in 2017, and then modest losses in the first three quarters of 2018. The Bank’s asset quality position experienced significant improvement from September 30, 2014, to September 30, 2017, with nonperforming assets decreasing from 7.16 percent in 2014 to 1.99 percent in 2017 and then decreasing to 1.64 percent at September 30, 2018. The Bank’s management team is confident that the Bank is positioned for continued loan growth and a return to modest profitability following its conversion and minority offering and the possibility of recovering its deferred tax assets, which totaled $6.6 million at September 30, 2018.

Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a new conversion continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry's continued high level of competition, dependence on interest rate trends, volatility in the stock market, speculation on future changes, current proposed regulation related to the capital requirements of financial institutions and their restrictions on generating selected income.

We believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in this offering, recognizing the Bank’s weak and volatile earnings. In our opinion, such dependence on earnings and its volatility cause us to conclude that a modest new issue discount is warranted in the case of this offering. Consequently, at this time we have made a modest downward adjustment to the Corporation's pro forma market value related to a new issue discount.

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VI.	VALUATION METHODS

Introduction

As indicated in Section III of this Appraisal, in order to moderate the differences among the ten comparable group companies, we will derive their pricing ratios on a fully converted basis by applying pro forma second stage conversion assumptions to their current financial structure. Our application to the Corporation of the market value adjustments relative to the comparable group determined in Section IV will be the basis for the pro forma market value of the Corporation on a fully converted basis, pursuant to regulatory guidelines.

Valuation Methods

Historically, the method most frequently used by this firm to determine the pro forma market value of common stock for thrift institutions has been the price to book value ratio method, due to the volatility of earnings in the thrift industry. As earnings in the thrift industry have stabilized and improved in 2016 and 2017, additional attention has been given to the price to core earnings method, particularly considering increases in stock prices during those years. During the past few years, however, as fluctuating earnings have continued and recently rising interest rates have had varying effects on the earnings of individual institutions, depending on the nature of their operations, the price to book value method has continued to be the valuation focus and more meaningful to the objective of discerning commonality and comparability among institutions. In our opinion, the price to book value method is the appropriate method upon which to place primary emphasis in determining the pro forma market value of the Corporation. Additional analytical and correlative attention will be given to the price to core earnings method and the price to assets method.

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Valuation Methods (cont.)

In applying each of the valuation methods, consideration was given to the adjustments to the Corporation’s pro forma market value discussed in Section V. Downward adjustments were made for the Bank’s earnings, financial condition, market area, dividends, stock liquidity, and for the marketing of the issue. No adjustments were made for subscription interest, management, and balance sheet growth.

Valuation Range

In addition to the pro forma market value, we have defined a valuation range recognizing the 49.9 percent public offering and the 50.1 percent interest in the Corporation to be retained by TEB MHC, the parent of the Corporation. The pro forma market value or appraised value will also be referred to as the "midpoint value," with the remaining points in the valuation range based on the number of shares offered to the public. The number of public shares at the minimum will be 15 percent less than at the midpoint; increasing at the maximum to 15 percent over the midpoint; and further increasing at the maximum, as adjusted, commonly referred to as the supermaximum, to 15 percent over the maximum.

Price to Book Value Method

In the valuation of thrift institutions, the price to book value method focuses on an institution's financial condition. Exhibit 46 shows the average and median price to book value ratios for the comparable group, which were 110.27 percent and 106.57 percent, respectively. The comparable group indicated a moderate range, from a low of 90.05 percent to a high of 134.04 percent. The comparable group had modestly higher average and median price to tangible book value ratios of 115.65 percent and 116.87 percent, respectively, with a range of 90.05 percent to 134.26 percent. Excluding the low and the high in the group, the comparable group's price to book value range narrowed moderately from a low of 92.02 percent to a high of 127.49; and the comparable group’s price to tangible book value range narrowed modestly from a low of 103.52 percent to a high of 127.95 percent.

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Price to Book Value Method (cont.)

The Corporation’s book value was $13,815,000 and its tangible book value was an identical $13,815,000 at September 30, 2018. Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 65.86 percent and a corresponding fully converted price to tangible book value ratio of 65.86 percent at the midpoint. The fully converted price to book value ratio increases from 62.12 percent at the minimum to 71.84 percent at the maximum, as adjusted, while the fully converted price to tangible book value ratio increases from 62.12 percent at the minimum to 71.84 percent at the maximum, as adjusted.

The Corporation's fully converted pro forma price to book value ratio of 65.86 percent at the midpoint, as calculated using the prescribed formulary computation indicated in Exhibit 47, is influenced by the Bank’s capitalization and local markets, subscription interest in thrift stocks and overall market and economic conditions. Further, the Corporation's ratio of equity to assets after the completion of the minority public offering at the midpoint of the valuation range will be approximately 7.40 percent compared to 12.14 percent for the comparable group.

Price to Core Earnings Method

The foundation of the price to core earnings method is the determination of the core earnings base to be used, followed by the calculation of an appropriate price to core earnings multiple. The Corporation’s after tax core earnings for the twelve months ended September 30, 2018, was a loss of $84,000 (reference Exhibit 7) and its net earnings was a loss of $743,000 for that period. To opine the pro forma market value of the Corporation using the price to core earnings method, we applied the core earnings base of $(84,000).

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Price to Core Earnings Method (cont.)

In determining the fully converted price to core earnings multiple, we reviewed the ranges of the price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. As indicated in Exhibit 46, the average price to core earnings multiple for the comparable group was 26.68, while the median was a lower 18.69. The average price to net earnings multiple was 27.32, and the median multiple was 26.27. The range of the price to core earnings multiple for the comparable group was from a low of 13.34 to a high of 61.74. The range in the price to core earnings multiple for the comparable group, excluding the high and low ranges, was from a low multiple of 13.57 to a high of 40.67 times earnings for eight of the ten institutions in the group, indicating a moderate narrowing of the range.

Consideration was given to the adjustments to the Corporation's pro forma market value discussed in Section V combined with the Corporation’s negative actual earnings and minimal negative core earnings for the twelve months ended September 30, 2018. Due to the Bank’s negative core earnings, these price to core ratios were deemed not meaningful. In recognition of these factors, the price to core earnings could not be used as a meaningful approach.

Price to Assets Method

The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution's equity position nor its earnings performance. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock or incorporate any adjustment for intangible assets, returning a pro forma price to assets ratio below its true ratio following conversion.

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Price to Assets Method (cont.)

Exhibit 46 indicates that the average price to assets ratio of the comparable group was 13.14 percent, and the median was 12.92 percent. The range in the price to assets ratios for the comparable group varied from a low of 9.46 percent to a high of 18.73 percent. The range narrows moderately with the elimination of the two extremes in the group to a low of 9.83 percent and a high of 16.91 percent.

Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 7.25 percent at the midpoint, which ranges from a low of 6.23 percent at the minimum to 9.37 percent at the maximum, as adjusted.

Valuation Analysis and Summary

Exhibits 47 through 51 present the pro forma valuation analysis and conclusions, pricing ratios, use of offering proceeds and a summary of the valuation premiums or discounts relative to the three valuation approaches based on the Corporation as fully converted.

Exhibit 51 presents the discounts or premiums of the Corporation’s fully converted pricing ratios relative to those of the comparable group. Based on the Corporation’s fully converted price to book value ratio and its equity of $13,815,000 at September 30, 2018, the Bank’s price to book value ratio of 65.86 percent represents a midpoint discount relative to the comparable group of 40.27 percent. The Corporation’s fully converted price to core earnings multiple was not meaningful due to minimal earnings. Recognizing the Corporation’s September 30, 2018, asset base of $308,123,000, the Corporation’s price to assets ratio of 7.25 percent represents a midpoint discount relative to the comparable group of 44.82 percent.

Exhibits 52 through 57 present the pro forma valuation analysis and conclusions, pricing ratios, use of offering proceeds and a summary of the valuation premiums or discounts relative to the three valuation approaches based on the Corporation’s minority offering and the reported pricing ratios of the comparable group.

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Valuation Analysis and Summary (cont.)

Exhibit 57 presents the discounts or premiums of the Corporation’s minority offering pricing ratios relative to the comparable group. At the midpoint, the Corporation’s minority offering price to book value ratio of 98.62 percent represents a discount of 10.56 percent relative to the comparable group. The price to core earnings multiple was not meaningful for the Corporation at the midpoint or any other of the ranges due to minimal earnings. The Corporation’s price to assets ratio of 7.53 percent at the midpoint represents a discount of 42.69 percent.

Valuation Conclusion

As presented in Exhibit 45, the fully converted pro forma valuation range of the Corporation is from a minimum of $20,400,000 or 2,040,000 shares at $10.00 per share to a maximum of $27,600,000 or 2,760,000 shares at $10.00 per share, with a maximum, as adjusted, of $31,740,000 or 3,174,000 shares at $10.00 per share. Exhibit 45 also presents in detail the total number of shares to be issued at each valuation range and the respective number of shares issued to the mutual holding company and to the public.

It is our opinion that, as of November 30, 2018, the pro forma market value of the Corporation was $24,000,000 at the midpoint, representing a total of 2,400,000 shares at $10.00 per share, including 1,197,000 shares or 49.9 percent of the total shares offered to the public, and 1,202,400 shares or 50.10 percent of the total shares issued to TEB MHC, the mutual holding company.

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